Exhibit 4.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of June 30, 2025

among

TRIUMPH RECEIVABLES, LLC,
as Seller

TRIUMPH GROUP, INC.,
as Servicer

THE VARIOUS PURCHASERS, LC PARTICIPANTS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,

and

MUFG BANK, LTD.,
as Administrator and as LC Bank

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EXHIBIT I Definitions

EXHIBIT II Conditions of Purchases

EXHIBIT III Representations and Warranties

EXHIBIT IV Covenants

EXHIBIT V Termination Events

SCHEDULE I Credit and Collection Policy

SCHEDULE II Lock-Box Banks and Lock-Box Accounts

SCHEDULE III Actions/Suits

SCHEDULE IV [Reserved]

SCHEDULE V Subject Filings

SCHEDULE VI Commitments

ANNEX A Form of Information Package

ANNEX B-1 Form of Purchase Notice

ANNEX B-2 Form of Issuance Notice

ANNEX C Form of Assumption Agreement

ANNEX D Form of Transfer Supplement

ANNEX E Form of Paydown Notice

ANNEX F Form of Compliance Certificate

ANNEX G Form of Weekly Report

ANNEX H Form of Letter of Credit Application

ANNEX I Closing Memorandum

ANNEX J Senior Secured First Lien Net Leverage Ratio

ANNEX K Form of Replacement Performance Guaranty

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This SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 30, 2025, among TRIUMPH RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”), TRIUMPH GROUP, INC., a Delaware corporation (“Triumph”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE VARIOUS PURCHASERS, LC PARTICIPANTS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO, and MUFG BANK, LTD., as Administrator for each Purchaser Group (in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

This Agreement amends and restates in its entirety, as of the date hereof, the Receivables Purchase Agreement, dated as of August 7, 2008 (as amended, restated, supplemented or otherwise modified prior to September 29, 2020, the “Original Agreement”), as amended and restated by the Amended and Restated Receivables Purchase Agreement, dated as of September 29, 2020 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Previously Existing Agreement,” and together with the Original Agreement, the “Prior Agreements”), by and among certain of the parties hereto. Upon the effectiveness of this Agreement, the terms and provisions of the Previously Existing Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Previously Existing Agreement by this Agreement, (i) the Seller and the Servicer shall continue to be liable to MUFG and any other Indemnified Party or Affected Person (as such terms are defined in the Previously Existing Agreement) for fees and expenses which are accrued and unpaid under the Previously Existing Agreement on the date hereof (collectively, the “Previously Existing Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Previously Existing Agreement shall remain in full force and effect as security for such Previously Existing Agreement Outstanding Amounts until such Previously Existing Agreement Outstanding Amounts shall have been paid in full. Upon the effectiveness of this Agreement, each reference to the Previously Existing Agreement in any other Transaction Document shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Previously Existing Agreement. For the avoidance of doubt, all Capital, Discount, Fees and all other amounts outstanding or owing by the Seller under the Previously Existing Agreement remain outstanding or owing by the Seller hereunder.

The Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers and (ii) may, subject to the terms and

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conditions hereof, request that the LC Bank issue or cause the issuance of one or more Letters of Credit.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility.

(a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, (i) request that (x) the Conduit Purchasers ratably (based on the aggregate Commitments of the Related Committed Purchasers in their respective Purchaser Groups), or, (y) only if a Conduit Purchaser denies such request or is unable to fund, the Related Committed Purchasers ratably (based on their respective Commitments), in each case, make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller and (ii) request that the LC Bank issue or cause the issuance of Letters of Credit, in each case subject to the terms hereof (each such purchase, reinvestment or issuance is referred to herein as a “Purchase”). Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller before the Facility Termination Date or, if earlier, the Purchaser Termination Date with respect to such Related Committed Purchaser, based on the applicable Purchaser Group’s Ratable Share of each Purchase requested pursuant to Section 1.2(a) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) and, on the terms and subject to the conditions of this Agreement, the LC Bank hereby agrees to issue Letters of Credit in return for (and each LC Participant hereby severally agrees to make participation advances in connection with any draws under such Letters of Credit equal to such LC Participant’s Pro Rata Share of such draws) undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time before the Facility Termination Date. Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall any Purchaser make any Purchase hereunder if, after giving effect to such Purchase (i) such Purchaser’s aggregate Capital would exceed its Commitment, (ii) the Aggregate Capital plus the LC Participation Amount would (after giving effect to all Purchases on such date) exceed the Purchase Limit, (iii) the sum of (A) the aggregate Capital of such Purchaser, plus (B) the aggregate Capital of each other Purchaser in its Purchaser Group, plus (C) the related LC Participant’s Pro Rata Share of the LC Participation Amount, would exceed the Group Commitment of such Purchaser’s Purchaser Group or (iv) the Purchased Interest would exceed 100%.

(b) The Seller may, upon 30 days’ prior written notice to the Administrator and each Purchaser Agent, reduce the unused portion of the Purchase Limit in whole or in part (but not below the amount which would cause the Aggregate Capital plus the LC Participation Amount to

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exceed the Purchase Limit or would cause the Group Capital of any Purchaser Group to exceed its Group Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof and unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000 (it being understood that the Purchased Interest shall not exceed 100%). Such reduction shall, unless otherwise agreed to in writing by the Seller, the Administrator and each Purchaser Agent be applied ratably to reduce the Group Commitment of each Purchaser Group.

Section 1.2 Making Purchases.

(a) Each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Annex B-1 (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent, in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 2:00 p.m., New York City time) at least one Business Day before the requested Purchase Date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000 or such lesser amount as agreed to by the Administrator and the Majority Purchaser Agents) and shall be in integral multiples of $100,000, in each case with respect to each Purchaser Group, (B) the date of such Funded Purchase (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital resulting from such Funded Purchase.

(b) On the date of each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, each applicable Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at PNC Bank, National Association, account number 1019825269 (or such other account as may be so designated in writing by the Seller to the Administrator and each Purchaser Agent) an amount equal to the portion of Capital relating to the undivided percentage ownership interest then being funded by such Purchaser.

(c) Effective on the date of each Purchase, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, based on each such Purchaser’s respective outstanding Capital plus its share of the LC Participation Amount) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby (x) reaffirms its prior grant of a duly perfected security interest to the Administrator pursuant to the Prior Agreements and (y) grants to the Administrator, for the benefit of the Purchasers, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time

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evidencing such Lock-Box Accounts and amounts on deposit therein, (v) the LC Collateral Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such LC Collateral Account and amounts on deposit therein, (vi) all rights (but none of the obligations) of the Seller under the Sale Agreement, (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing and (viii) all of its other property (collectively, the “Pool Assets”). The Seller hereby authorizes the Administrator to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets”, in each case, “whether now owned or hereafter acquired or arising” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC. Each party hereto hereby acknowledges and agrees that pursuant to the Prior Agreements, the Seller granted to the Administrator a security interest and liens in all of the Seller’s right, title and interest in, to and under the Pool Assets (as defined in the respective Prior Agreement). Each party hereto hereby confirms, acknowledges and agrees that such security interest and liens granted in the Pool Assets under and pursuant to the Prior Agreements is continuing and in full force and effect, and the security interest and liens granted by the Seller pursuant to this Section 1.2(d) shall be deemed to be a continuation and reaffirmation of, and not a replacement or novation of, the security interest and liens granted under the Prior Agreements.

(e) The Seller may, with the written consent of the Administrator and each Purchaser Agent, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Purchaser Group) shall become a party hereto, by executing and delivering to the Administrator and the Seller, an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers, be executed by each Person in such new Purchaser’s Purchaser Group).

(f) Each Related Committed Purchaser’s and related LC Participant’s obligations hereunder shall be several, such that the failure of any Related Committed Purchaser or related LC Participant to make a payment in connection with any Purchase hereunder shall not relieve any other Related Committed Purchaser or related LC Participant of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser or related LC Participant fails to satisfy its obligation to make a Purchase as required hereunder, upon receipt of notice of such failure from the Seller or the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers or related LC Participants in such defaulting Related Committed Purchaser’s Purchaser Group shall fund the defaulting Related Committed Purchaser’s or related LC Participant’s Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of any Purchase shall be first put to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed

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Purchasers are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Purchase shall be put to each other Purchaser Group ratably and applied in accordance with this paragraph (f)). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph for an amount which would cause the aggregate Capital of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment.

Section 1.3 Purchased Interest Computation. The Purchased Interest shall be initially computed on the Closing Date. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall be deemed to be 100%. The Purchased Interest shall become zero on the Final Payout Date.

Section 1.4 Settlement Procedures.

(a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement and applicable regulatory law. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group, out of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the aggregate Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside,

(ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of each Purchaser Group, the remainder of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Capital, be automatically reinvested ratably, according to each Purchaser’s Capital, in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if after giving effect to such reinvestment, (x) the Purchased Interest would exceed 100% or (y) the sum of the Aggregate Capital plus the LC Participation Amount would exceed the Purchase Limit then in effect, then the Servicer shall not reinvest, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100% or cause the sum of the Aggregate Capital plus the LC Participation

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Amount not to exceed the Purchase Limit, as the case may be, which amount shall either (x) be deposited ratably to each Purchaser Agent’s account (for the benefit of its related Purchasers) or (y) be deposited in the LC Collateral Account, as applicable, on the next Settlement Date in accordance with Section 1.4(c); provided, further, that (x) in the case of any Purchaser that is a Conduit Purchaser, if such Conduit Purchaser has provided notice (a “Declining Notice”) to its Purchaser Agent, the Administrator, and the Servicer that such Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Capital funded or maintained by such Conduit Purchaser to be reinvested pursuant to this clause (ii), and (y) in the case of any Purchaser with respect to which the Purchaser Termination Date has occurred (an “Exiting Purchaser”) then in either case (x) or (y), above, such Collections shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii), below.

(iii) if such day is a Termination Day (or any day following the provision of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to any Purchaser), set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of the Collections (or in the case of a Declining Conduit Purchaser or an Exiting Purchaser an amount equal to such Declining Conduit Purchaser’s or Exiting Purchaser’s ratable share of such Collections based on its Capital; provided, that solely for the purpose of determining such Declining Conduit Purchaser’s or Exiting Purchaser’s ratable share of such Collections, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be deemed to remain constant from the date of the provision of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to such Purchaser, as the case may be, until the date such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Capital (as recalculated)); provided, that if amounts are set aside and held in trust on any Termination Day (or any day following the provision of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to any Purchaser) and, thereafter, the conditions set forth in Section 2 of Exhibit II or giving rise to the related Facility Termination Date are satisfied or cured or waived by the Majority Purchaser Agents (or in the case of a Declining Notice or the occurrence of the Purchaser Termination Date with respect to any Purchaser, such Declining Notice or occurrence of the Purchaser Termination Date with respect to such Purchaser, as the case may be, has been revoked by the related Declining Conduit Purchaser or waived by the related Exiting Purchaser, as the case may be, and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return on Aggregate Capital (or the Capital of the Declining Conduit Purchaser or Exiting Purchaser, as the case may be) and ratably in accordance with each Purchaser’s Capital, be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction, cure or waiver of conditions or revocation of Declining Notice or waiver of such Purchaser Termination Date, as the case may be, and

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(iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess, if any, of: (w) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (x) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables plus (z) all other amounts then due and payable by the Seller under this Agreement (as notified to the Servicer by the Administrator) to the Purchasers, the LC Participants, the Purchaser Agents, the Administrator and any other Indemnified Party or Affected Person.

(c) The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit into each applicable Purchaser Agent’s account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on each Settlement Date in the case of Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Capital pursuant to clause (b)(i) or paragraph (f), plus the amount of Collections then held for the related Purchasers pursuant to clauses (b)(ii) and (iii) of this Section 1.4; provided, that if Triumph or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Triumph (or such Affiliate) that such right is revoked, Triumph (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the aggregate Purchasers’ Share of the Servicing Fee.

(d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as follows:

(i) if such distribution occurs on a day that is not a Termination Day:

(1) first, to each Purchaser Agent ratably according to the Discount accrued during the Yield Period ending on the Settlement Date on which such Discount is distributed (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued and unpaid Discount and Fees (other than Servicing Fees) with respect to each Portion of Capital maintained by such Purchasers, and

(2) second, if the Servicer has set aside amounts in respect of the Purchasers’ Share of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to paragraph (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the aggregate of the Purchasers’ Share of accrued Servicing Fees so set aside, and

(ii) if such distribution occurs on a Termination Day:

(1) first, if Triumph or an Affiliate thereof is not the Servicer, to the Servicer’s own account in payment in full of the Purchasers’ Share of all accrued Servicing Fees,

(2) second, to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Discount and Fees (other than Servicing Fees) payable to all

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Purchasers at such time) (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and Fees with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group,

(3) third, to each Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital,

(4) fourth, to the LC Collateral Account for the benefit of the LC Bank and the LC Participants (x) the amount necessary to cash collateralize the LC Participation Amount until the amount of cash collateral held in such LC Collateral Account (other than amount representing LC Fee Expectation) equals 100% of the LC Participation Amount (determined as if such Collections had been applied to reduce the aggregate outstanding amount of the LC Participation Amount) and (y) an amount equal to the LC Fee Expectation at such time (or such portion thereof not currently on deposit in the LC Collateral Account);

(5) fifth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been reduced to zero, and the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer (if other than Triumph or an Affiliate thereof) have been paid in full, to each Purchaser Group ratably, based on the amounts then due and payable to each (for the benefit of the Purchasers within such Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts then due and payable thereto by the Seller or Servicer hereunder, and

(6) sixth, to the Servicer’s own account (if the Servicer is Triumph or an Affiliate thereof) in payment in full of the aggregate of the Purchasers’ Share of all accrued Servicing Fees.

Each Purchaser Agent, upon its receipt of any such payments or distributions, shall distribute such amounts to the applicable Purchasers within its Purchaser Group ratably; provided that if such Purchaser Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Purchaser Agent shall pay such amounts to the applicable Purchasers within its Purchaser Group in accordance with the priority of payments forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Purchaser Group) among all such Persons in such Purchaser Group entitled to payment thereof. After the Aggregate Capital, Aggregate Discount, fees payable pursuant to each Purchaser Group Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, and after an amount equal to 100% of the LC Participation Amount and the LC Fee Expectation has been deposited in the LC Collateral Account, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

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(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4;

(ii) if on any day any of the representations or warranties in Sections 1(j) or 3(a) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay any and all such amounts to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to clause (i) or (ii) of this paragraph (e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital) the Seller may do so as follows:

(i) the Seller shall give the Administrator, each Purchaser Agent and the Servicer written notice in the form of Annex E (each, a “Paydown Notice”) (which notice must be received by the Administrator and each Purchaser Agent before 2:00 p.m., New York City time) (A) at least one Business Day prior to the date of such reduction for any reduction of the Aggregate Capital less than or equal to $20,000,000 (or such greater amount as agreed to by the Administrator and the Majority Purchaser Agents) and (B) at least five Business Days prior to the date of such reduction for any reduction of the

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Aggregate Capital greater than $20,000,000, and each such Paydown Notice shall include, among other things, the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii) the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date (or such other date as agreed to by the Administrator) with respect to any Portions of Capital maintained by such Purchaser immediately following the related current Yield Period, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided, that:

(A) the amount of any such reduction shall be not less than $1,000,000 or an integral multiple of $100,000 in excess thereof (to be applied pro rata in accordance with the Aggregate Capital outstanding) and the Purchased Interest shall not exceed 100%; and

(B) with respect to any Portion of Capital, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.

Section 1.5 Fees. The Seller shall pay to each Purchaser Agent for the benefit of the Purchasers and Liquidity Providers in the related Purchaser Group and/or the Administrator in accordance with the provisions set forth in Section 1.4(d) certain fees in the amounts and on the dates set forth in one or more fee letter agreements, among the Seller, the applicable Purchaser Agent and/or the Administrator, respectively (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, each, a “Purchaser Group Fee Letter,” and each of the Purchaser Group Fee Letters may be referred to collectively as, the “Fee Letters”).

Section 1.6 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer). All amounts received after 2:00 p.m. (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be,

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when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c) All computations of interest under paragraph (b) and all computations of Discount, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) If at any time the designated rate of interest (including the Discount for such purpose) applicable to any Purchaser’s Capital exceeds such Purchaser’s highest lawful rate, the rate of interest (including the Discount for such purpose) on such Purchaser’s Capital shall be limited to such Purchaser’s highest lawful rate.

Section 1.7 Increased Costs.

(a) If, after the Initial Closing Date, the Administrator, any Purchaser, Purchaser Agent, Liquidity Provider or Program Support Provider or any of their respective Affiliates (each an “Affected Person”) determines that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make Purchases of (or otherwise to maintain the investment in) Pool Receivables or to issue or maintain any such Letter of Credit or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs (including any Taxes or Other Taxes that are Indemnified Taxes other than Indemnified Taxes governed by Section 1.10) and maintenance of bargained for yield in the light of such circumstances, to the extent that such Affected Person determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by an authorized officer of such Affected Person shall be conclusive and binding for all purposes.

(b) If due to any Change in Law, there shall be any increase after the Initial Closing Date in the cost (including any Taxes or Other Taxes that are Indemnified Taxes other than Indemnified Taxes governed by Section 1.10) to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof and including, without limitation, funding or maintaining its Capital or issuing or maintaining any Letter of Credit), then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield. A certificate as to such amounts submitted to the Seller and the Administrator by an authorized officer of such Affected Person shall be conclusive and binding for all purposes.

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Section 1.8 Requirements of Law.

(a) If, after the Initial Closing Date, any Affected Person determines that (i) the introduction of or any change in or in the interpretation of any law, rule or regulation after the date hereof, or (ii) compliance with any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) made after the Initial Closing Date:

(i) does or shall subject such Affected Person to any increase in the Purchased Interest (or its portion thereof) or in the amount of Capital relating thereto, or

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, Purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Term SOFR Rate hereunder, and the result of any of the foregoing is: (1) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein), any Portion of Capital or any Letter of Credit, or (2) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred.

(b) If an Affected Person requests compensation under this Section 1.8, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

Section 1.9 Indemnity for Funding Losses. In addition to the compensation or payments required by Section 1.7 or Section 1.10, the Seller shall indemnify each Purchaser against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Capital, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Purchaser sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Capital to which the Term SOFR Rate applies on a day other than a Settlement Date (whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due);

(b) attempt by the Seller to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Purchase Notice or notice relating to prepayments under Section 1.1(b) or failure by the Seller (for a reason other than the failure of such Purchaser to fund a Purchase) to prepay, borrow, continue or convert any Capital on the date or in the amount notified by the Seller.

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If any Purchaser sustains or incurs any such loss or expense and requests compensation under this Section 1.9, it shall provide the Seller with a certificate stating the amount determined in good faith by such Purchaser (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Purchaser shall deem reasonable) to be necessary to indemnify such Purchaser for such loss or expense. Such certificate shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Seller to such Purchaser on (x) the later of (i) the first Settlement Date occurring after such notice is given or (ii) ten (10) days after receipt thereof, or, (y) if such amount is payable due to clause (a) above, then on the date of such payment, prepayment, conversion, renewal or assignment so long as such certificate has been given at least ten (10) days prior to such date.

Section 1.10 Taxes.

(a) The Seller agrees that:

(i) Any and all payments by the Seller under this Agreement and any other Transaction Document shall be made free and clear of and without deduction or withholding for any Taxes or Other Taxes; provided, however that such payments shall exclude overall income, franchise or branch profits taxes, in any case, imposed on the Person receiving such payment by the Seller hereunder by the jurisdiction under whose laws such Person is organized, the jurisdiction of such Person’s principal place of business or the jurisdiction in which such Person holds its undivided percentage ownership interest in the Purchased Interest, or any political subdivision thereof and any U.S. federal withholding Taxes imposed under FATCA (all such Taxes other than those referred to in the proviso above shall hereinafter be referred to as “Indemnified Taxes”). If the Seller shall be required by law to deduct or withhold any Indemnified Taxes from or in respect of any sum payable hereunder to any Purchaser, any Liquidity Provider, Program Support Provider or the Administrator, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes or Other Taxes and including such deductions and withholdings applicable to additional sums payable under this Section 1.10) an amount equal to the sum it would have received had no such deductions or withholdings been made.

(ii) Whenever any Taxes are payable by the Seller pursuant to this Section 1.10, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Purchaser or any Liquidity Provider or other Program Support Provider, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence pursuant to this Section 1.10, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any incremental Indemnified Taxes, interest or penalties that may become payable by such party as a result of any such failure.

(b) The Seller shall indemnify each Affected Person within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Affected Person on or with respect to any payment by or on account of any obligation of the Seller hereunder

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(including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything to the contrary in Sections 1.7, 1.8, 3.1 or 6.4(a), Indemnified Taxes shall be governed exclusively by this Section 1.10.

(c) If an Affected Person determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by the Seller pursuant to this Section 1.10, it shall pay over such refund or credit to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 1.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided, that the Seller, upon the request of such Affected Person, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such Affected Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (c), in no event will an Affected Person be required to pay any amount to the Seller pursuant to this paragraph (c) the payment of which would place such Affected Person in a less favorable net after-Tax position than such Affected Person would have been in if the Tax or Other Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax or Other Tax had never been paid. This Section 1.10 shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Seller or any other Person.

(d) If an Affected Person requests indemnification or repayment under this Section 1.10, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

(e) Notwithstanding anything to the contrary in this Agreement (including, for the avoidance doubt, Section 1.2), all parties to this Agreement covenant and agree to treat any Purchase under this Agreement as debt for all federal income tax purposes (the “Intended Tax Treatment”), and as such it is understood that for such federal income tax purposes Purchased Interests will be treated as evidence of indebtedness, each Purchase will be treated as a loan from the applicable Purchaser to the Seller secured by an undivided ownership interest in the Pool Receivables and Related Security, all Collections and other proceeds thereof, and all rights and remedies of the Seller under the Sale Agreement (it further being understood that all payments representing Discount, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments). All parties to this Agreement agree not to take any position on any tax return inconsistent with the Intended Tax Treatment.

Section 1.11 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

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(a) Unascertainable; Increased Costs. If, at any time:

(i) the Administrator shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate cannot be determined pursuant to the definition thereof; or

(ii) any affected Purchaser determines that for any reason the Term SOFR Rate does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining such Purchaser’s Capital during the applicable Yield Period, and such Purchaser has provided notice of such determination to the Administrator;

then the Administrator shall have the rights specified in Section 1.11(c).

(b) Illegality. If at any time any affected Purchaser shall have determined or any Governmental Authority shall have asserted that the making, maintenance or funding of any Capital (or a Purchase thereof) accruing Discount by reference to the Term SOFR Rate or the determination or charging of Discount by reference to the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of applicable Law), then the Administrator shall have the rights specified in Section 1.11(c).

(c) Administrator’s and Purchaser’s Rights. In the case of any event specified in Section 1.11(a), the Administrator shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 1.11(b), such Purchaser shall promptly so notify the Administrator and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrator shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrator, or (ii) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to, renew or continue any Capital accruing Discount by reference to the Term SOFR Rate shall be suspended (to the extent of the affected Discount or Yield Period) until the Administrator shall have later notified the Seller, or such Purchaser shall have later notified the Administrator, of the Administrator’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

Upon a determination by the Administrator under Section 1.11(a), (A) if the Seller has previously delivered a Purchase Notice for an affected Purchase that has not yet been made, such Purchase Notice shall be deemed to request a Purchase of Base Rate Capital, and (B) any outstanding affected Capital accruing Discount by reference to the Term SOFR Rate shall be deemed to have been converted into Base Rate Capital at the end of the applicable Yield Period.

If any Purchaser notifies the Administrator of a determination under Section 1.11(b) above, the Seller shall, subject to the Seller’s indemnification obligations under Section 1.9, as to any Capital of the Purchaser to which the Term SOFR Rate applies, on the date specified in such notice either convert such Capital to Base Rate Capital or prepay such Capital. Absent due notice from

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the Seller of conversion or prepayment, such Capital shall automatically be converted to Base Rate Capital upon such specified date.

Section 1.12 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchaser Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrator has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Majority Purchaser Agents.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrator will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrator will promptly notify the Seller and the Purchaser Agents of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrator will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrator or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 1.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 1.12.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrator in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrator may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a

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tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrator may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate, the Seller may revoke any pending request for a Purchase of Capital accruing Discount based on such rate or conversion to or continuation of Capital accruing Discount based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for Base Rate Capital or conversion to Base Rate Capital. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate

Definitions. As used in this Section 1.12:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of a yield or interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Yield Period” pursuant to clause (d) of this Section 1.12.

“Benchmark” means, initially, SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of (A) the alternate benchmark rate that has been selected by the Administrator and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrator in its sole discretion.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrator, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrator, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrator, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrator announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or a rate based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 1.12.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

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“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 1.13 Notice of Purchaser Termination Date. Each Purchaser Agent agrees to give the Seller, the Servicer and the Administrator written notice of the decision by the Liquidity Providers under the Liquidity Agreement related to the Conduit Purchaser in such Purchaser Agent’s Purchaser Group regarding the extension of the then current scheduled commitment expiration date under such Liquidity Agreement at least 90 days’ prior to such scheduled commitment expiration date.

Section 1.14 Letters of Credit; Participations. Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Exhibit II, the LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of the Seller (and, if applicable, on behalf of, or for the account of, an Originator or an Affiliate of such Originator in favor of such beneficiaries as such Originator or an Affiliate of such Originator may elect with the consent of the Seller); provided, however, that the LC Bank’s obligation to issue a Letter of Credit shall be subject in all respects to the limitations set forth in Section 1.1(a). Discount shall accrue on all amounts drawn under Letters of Credit for each day on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.

Section 1.15 Issuance of Letters of Credit.

(a) The Seller may request that the LC Bank, upon five (5) Business Days’ prior written notice submitted on or before 2:00 p.m., New York City time, issue a Letter of Credit by delivering to the Administrator, each Purchaser Agent and the LC Bank a letter of credit application (the “Letter of Credit Application”), substantially in the form of Annex H attached hereto and an Issuance Notice, in substantially the form of Annex B-2 hereto, in each case completed to the satisfaction of the Administrator and the LC Bank; and such other certificates, documents and other papers and information as the Administrator and the LC Bank may reasonably request.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the date in clause (a) of the definition of “Facility Termination Date”. The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the date in clause (a) of the definition of “Facility Termination Date” or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 1.1(a) or Exhibit II) to issuing such Letter of Credit hereunder is not satisfied (other than any such condition requiring the Seller to submit a Letter of Credit Application in respect thereof),

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then the LC Bank, in the case of clause (x) above, may (or, at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended). Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c) Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to have sold and transferred to each LC Participant, and each LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant’s Pro Rata Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Seller hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the LC Participants pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this Section 1.15(c) to reflect the new Pro Rata Shares of the assignor and assignee LC Participant or of all LC Participants with Commitments, as the case may be. In the event that the LC Bank makes any payment under any Letter of Credit and the Seller shall not have reimbursed such amount in full to the LC Bank pursuant to Section 1.17(a), each LC Participant shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 1.17(b).

Section 1.16 Requirements For Issuance of Letters of Credit. The Seller shall authorize and direct the LC Bank to name the Seller, an Originator or an Affiliate of an Originator as the “Applicant” or “Account Party” of each Letter of Credit.

Section 1.17 Disbursements, Reimbursement.

(a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator, each Purchaser Agent and the Seller of such request. The Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to noon (New York City time), on each day (or if such day is not a Business Day, on the next succeeding Business Day) that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. Available funds on deposit in the LC Collateral Account may be applied by the Administrator to satisfy the Reimbursement Obligation in respect of such drawing or a portion thereof. In the event the Seller fails to so reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by noon (New York City time) on the Drawing Date (including because the conditions precedent to a Purchase requested by the Seller pursuant to Section 1.2 shall not have been satisfied), the LC Bank will promptly notify each LC Participant thereof. Any notice given by the LC Bank pursuant

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to this Section 1.17 may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

(b) Each LC Participant shall upon any notice pursuant to clause (a) above make available to the LC Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made a Purchase in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each LC Participant of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (b). Each LC Participant’s Commitment shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder, (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Indemnified Parties have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 1.18 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Bank or (ii) in payment of Discount on the Purchases made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit), in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b) If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.

(c) Pursuant to and in accordance with Section 1.4(d)(ii)(4), if any Letters of Credit are outstanding and undrawn on the Facility Termination Date, the LC Collateral Account shall be funded from Collections (or, at the Seller’s sole option in the Seller’s sole discretion, by other

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funds available to the Seller) in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated and documented to the Seller and the Servicer by the LC Bank, the “LC Fee Expectation”).

Section 1.19 Documentation; Documentary and Processing Charges. The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Seller shall pay to the LC Bank for its own account any customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Bank relating to letters of credit as from time to time in effect. Such customary fees shall be due upon demand and payable pursuant to and in accordance with the priority of payments set forth in Section 1.4 and shall be nonrefundable.

Section 1.20 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.21 Nature of Participation and Reimbursement Obligations. Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the Administrator, the Purchaser Agents, the Purchasers, the Seller, the Servicer, an Originator, a Performance Guarantor or any other Person for any reason whatsoever;

(b) the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(c) any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which Seller, the Servicer, an Originator,

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a Performance Guarantor or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, the Administrator, any Purchaser, any Purchaser Agent or any other Person for any reason whatsoever;

(d) any claim of breach of warranty that might be made by the Seller, an Originator or an Affiliate thereof, the LC Bank or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the Servicer, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any LC Participant, the Administrator, any Purchaser or any Purchaser Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(e) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrator or the LC Bank has been notified thereof;

(f) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller;

(i) any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(j) any breach of this Agreement or any other Transaction Document by any party thereto;

(k) the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(l) the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;

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(m) the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(n) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.22 Indemnity. In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrator, the LC Bank, each LC Participant, each other Indemnified Party and each of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrator, the LC Bank, any LC Participant, any other Indemnified Party or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified or its Affiliates as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.23 Liability for Acts and Omissions. As between the Seller, on the one hand, and the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, on the other hand, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any LC Participant or any Purchaser shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be encrypted; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. In no event shall the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers

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or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any LC Participant or any other Person.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2 Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility

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Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (e) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnities by the Seller. Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby agrees to indemnify and hold harmless the Administrator, each Purchaser Agent, each Liquidity Provider, each Program Support Provider and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, costs and expenses (including Attorney Costs) (all of the foregoing collectively, the “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Purchased Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrator as attorney in fact for the Seller or any Originator hereunder or under any other Transaction Document), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) the financial inability to pay of the Obligor and for which reimbursement would constitute recourse to any Originator, Triumph, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts constitute Taxes other than any Taxes or Other Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim; provided, however that nothing contained in clauses (a) or (c) of this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Amounts to the extent relating to or resulting from:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any employee, officer or agent of the Seller) under or in connection with this Agreement, any Transaction Document, any Information Package, any Weekly Report or any other information or report delivered by or on behalf of the Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

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(iii) the failure by the Seller to comply with any applicable law, rule or regulation related to any Receivable or related Contract, or the nonconformity of any Receivable or related Contract with any such applicable law, rule or regulation;

(iv) the failure of the Seller to vest and maintain vested in the Administrator, for the benefit of the Purchasers, a first-priority perfected ownership or security interest in the Purchased Interest and the property conveyed hereunder, free and clear of any Adverse Claim;

(v) any commingling by the Seller or the Servicer of funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds of the Seller or any Originator;

(vi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or at any other time;

(vii) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrator to such Lock-Box Bank under such Lock-Box Agreement;

(viii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix) any failure of the Seller (or any of its Affiliates acting as Servicer or Sub-Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;

(x) any action taken by the Administrator as attorney in fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document;

(xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii) the use of proceeds of Purchases or the issuance of any Letter of Credit;

(xiii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or

(xiv) the existence of any Subject Filing.

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Section 3.2 Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Information Package or Weekly Report, as of the date such Information Package or Weekly Report is delivered pursuant to Sections 1(a)(ii) and 2(a)(ii) or Sections 1(a)(iii) and 2(a)(iii), as applicable, of Exhibit IV to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct in all material respects, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party, to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party, (f) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrator to such Lock-Box Bank under such Lock-Box Agreement or (g) the failure by the Seller to pay when due any amount described in Section 1.10; excluding only such amounts to the extent a final judgment of a court of competent jurisdiction holds that such amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification; provided, however that nothing contained in this sentence shall limit the liability of Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 4.1. Until the Administrator gives notice to Triumph (in accordance with this Section 4.1) of the designation of a new Servicer, Triumph is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents) designate as Servicer any Person (including itself) to succeed Triumph or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in paragraph (a), Triumph agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Triumph shall cooperate with and assist such new Servicer. In connection with such

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cooperation, Triumph shall, upon request by the Administrator: (i) assemble all of the records (including all Contracts) necessary or desirable to collect the Pool Receivables and the Related Security and transfer such records to the successor Servicer, (ii) transfer or license to the successor Servicer the use of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers), at a place selected by the Administrator, and (iii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

(c) Triumph acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and each member in each Purchaser Group have relied on Triumph’s agreement to act as Servicer hereunder. Accordingly, Triumph agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall have agreed in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each member of each Purchaser Group shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate of Triumph, the Administrator and the Majority Purchaser Agents shall have consented in writing in advance to such delegation.

(e) At any time following the occurrence and during the continuation of a Termination Event, the Administrator may request the Servicer to, and upon such request the Servicer shall: (i) assemble all of the records reasonably necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer, except to the extent prohibited by applicable law, licenses or other agreement, the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers), except to the extent prohibited by applicable law, licenses or other agreement, at a place selected by the Administrator, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

Section 4.2 Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence,

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and in accordance with the applicable Credit and Collection Policy. The Servicer shall set aside for the accounts of the Seller and the Purchasers the amount of Collections to which each is entitled in accordance with Article I hereof. The Servicer may, in accordance with the applicable Credit and Collection Policy, take such action, including extensions, amendments, modifications, waivers or restructurings of Pool Receivables and the related Contracts (each such action, a “Modification”), as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments permitted under the Credit and Collection Policies; provided, however, that for the purposes of this Agreement: (i) no Modification shall change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) no Modification shall alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable under this Agreement or limit the rights of any Purchaser, Purchaser Agent or the Administrator under this Agreement and (iii) if a Termination Event or Unmatured Termination Event has occurred and is continuing and Triumph or an Affiliate thereof is serving as the Servicer, Triumph or such Affiliate may make a Modification only upon prior approval of the Administrator. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of the Purchasers, in accordance with their respective interests), all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrator (with the consent of the Majority Purchaser Agents) may direct the Servicer (whether the Servicer is Triumph or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness to which the Seller is entitled that is not a Pool Receivable, less, if Triumph or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Triumph or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness to which the Seller is entitled that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date.

After such termination, if Triumph or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3 Lock-Box Account Arrangements. Prior to the Post-Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered counterparts of each to the Administrator. Upon the occurrence of a Termination Event or a Minimum Liquidity Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (upon the direction of the Majority Purchaser Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive control of the Lock-Box

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Accounts transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the Collections that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator gives such notice to a Lock-Box Bank that the Administrator is exercising its rights under the related Lock-Box Agreement pursuant to clause (a) above, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, any member of any Purchaser Group, any Indemnified Party or Affected Person or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).

Section 4.4 Enforcement Rights.

(a) At any time following the occurrence of a Termination Event:

(i) the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee;

(ii) the Administrator may instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator (or its designee on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may, fails to so promptly notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee; and

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(iv) the Administrator may collect any amounts due from any Originator under the Sale Agreement.

(b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5 Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator, the Purchaser Agents or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, Triumph or the Originators thereunder.

(b) Triumph hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Triumph shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Triumph conducted such data-processing functions while it acted as the Servicer.

Section 4.6 Servicing Fee.

(a) Subject to paragraph (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the average aggregate Outstanding Balance of the Pool Receivables. The Purchasers’ Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid directly by the Seller.

(b) If the Servicer ceases to be Triumph or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to paragraph (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 105% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

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ARTICLE V

THE AGENTS

Section 5.1 Appointment and Authorization.

(a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints MUFG, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third‑party beneficiary or otherwise under any of the provisions of this Article V. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the

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Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2 Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3 Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, any Originator or any of their respective Affiliates.

Section 5.4 Reliance by Agents.

(a) Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c) The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under

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this Agreement in accordance with a request of such Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5 Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrator has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 5.6 Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Triumph, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Triumph, the Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Triumph, the Servicer or the Originators or any of their

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Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7 Purchasers, Administrator, Purchaser Agents and Affiliates. Each of the Administrator, the Purchasers and the Purchaser Agents and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, Triumph, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8 Indemnification. Each Related Committed Purchaser shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer, or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as finally determined by a court of competent jurisdiction).

Section 5.9 Successor Administrator. The Administrator may, upon at least five (5) days’ notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor Administrator is appointed by the Majority Purchaser Agents and the LC Bank and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

Section 5.10 Erroneous Payments.

(a) If the Administrator notifies a Purchaser, a Purchaser Agent or a Indemnified Party, or any Person who has received funds on behalf of a Purchaser, a Purchaser Agent or Indemnified Party (any such Purchaser, Purchaser Agent, Indemnified Party or other recipient, a “Payment Recipient”) that the Administrator has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment

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Recipient from the Administrator or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not known to such Purchaser, Purchaser Agent, Indemnified Party, or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrator and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrator, and such Purchaser, Purchaser Agent or Indemnified Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrator the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrator in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrator to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser, Purchaser Agent or Indemnified Party, or any Person who has received funds on behalf of a Purchaser, a Purchaser Agent or Indemnified Party, such Purchaser or Purchaser Agent hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrator (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates), or (z) that such Purchaser, Purchaser Agent or Indemnified Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrator to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser, Purchaser Agent or Indemnified Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrator of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrator pursuant to this Section 5.10(b).

(c) Each Purchaser, Purchaser Agent or Indemnified Party hereby authorizes the Administrator to set off, net and apply any and all amounts at any time owing to such Purchaser, Purchaser Agent or Indemnified Party under any Transaction Document, or otherwise payable or distributable by the Administrator to such Purchaser, Purchaser Agent or Indemnified Party from

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any source, against any amount due to the Administrator under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrator for any reason, after demand therefor by the Administrator in accordance with immediately preceding clause (a), from any Purchaser or Purchaser Agent that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrator’s notice to such Purchaser or Purchaser Agent at any time, (i) such Purchaser or Purchaser Agent shall be deemed to have assigned its Capital (but not its Purchased Interest) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrator may specify) (such assignment of the Capital (but not Purchased Interest), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrator in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Purchaser or Purchaser Agent shall deliver any Notes evidencing such Purchased Interest to the Seller or the Administrator, (ii) the Administrator as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrator as the assignee Purchaser shall become a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser or assigning Purchaser Agent, as applicable, shall cease to be a Purchaser or Purchaser Agent, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Purchased Interest which shall survive as to such assigning Purchaser or assigning Purchaser Agent and (iv) the Administrator may reflect in the Register its ownership interest in the Capital subject to the Erroneous Payment Deficiency Assignment. The Administrator may, in its discretion, sell any Capital acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser or Purchaser Agent shall be reduced by the net proceeds of the sale of such Capital (or portion thereof), and the Administrator shall retain all other rights, remedies and claims against such Purchaser or Purchaser Agent (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Purchased Interest of any Purchaser or Purchaser Agent and such Purchased Interest shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrator has sold Capital (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrator may be equitably subrogated, the Administrator shall be contractually subrogated to all the rights and interests of the applicable Purchaser, Purchaser Agent or Indemnified Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Seller or the Servicer, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such

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Erroneous Payment that is, comprised of funds received by the Administrator from the Seller or the Servicer for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrator for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 5.10 shall survive the resignation or replacement of the Administrator, the termination of the Purchased Interests and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the LC Bank and the Majority Purchaser Agents, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Capital of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser Agents” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Reserve Percentage,” “Designated Ineligible Receivable,” “Dilution Reserve Percentage,” “Yield Reserve” or “Termination Event”, (H) amend or modify the Pro Rata Share of any LC Participant, or (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. No failure on the part of the Purchasers, the Purchaser Agents or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth under its name on the signature pages hereof (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such

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party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or email, when sent, receipt confirmed by telephone or electronic means.

Section 6.3 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator, the Purchaser Agents and the LC Bank.

(b) Participations. Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each, a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto.

(c) Assignments by Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons (each, a “Purchasing Related Committed Purchaser”), acceptable to (i) the Administrator, the LC Bank and the related Purchaser Agent, in its sole discretion if such assignee is an Affiliate of any member of an existing Purchaser Group and (ii) solely with respect to any assignee that is not an Affiliate of a member of an existing Purchaser Group, the Administrator and the related Purchaser Agent and, so long as no Termination Event has occurred, the Seller (such consent not to be unreasonably withheld), any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, such related Purchaser Agent and the Administrator. Any such assignment by a Related Committed Purchaser cannot be for an amount less than $20,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, if any, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price, if any, paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and a related “LC Participant” and any resulting adjustment of the selling Related

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Committed Purchaser’s Commitment and, if applicable, selling related LC Participant’s Pro Rata Share of the LC Participation Amount.

(d) Assignments to Liquidity Providers and other Program Support Providers. Any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchased Interest. In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Provider and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Section 1.7.

(e) Other Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f) Opinions of Counsel. If required by the Administrator or the applicable Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

(g) Certain Pledges. Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 6.3, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations as a Purchaser hereunder, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such

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pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

(h) Register. The Administrator, acting solely for this purpose as a non-fiduciary agent of the Seller, shall maintain a register (the “Register”) on which it shall record each Purchaser or assignee, as applicable, with respect to such person’s rights under this Agreement and in respect of the Commitments, Purchased Interests, and Discount. The Register shall include the names and addresses of the Purchaser, assignees, participants or successors and the percentage or portion of such rights and obligations assigned or participated. The entries in the Register shall be conclusive absent manifest error; provided, however, that a failure to make any such recordation, or any error in such recordation shall not affect the Seller’s obligations in respect of such rights.

Section 6.4 Costs, Expenses and Taxes.

(a) By way of clarification, and not of limitation of Sections 1.7 or 3.1, the Seller shall pay to the Administrator, the LC Bank each Liquidity Agent, each Purchaser Agent and each member of each Purchaser Group on demand all costs and expenses in connection with (i) the preparation, execution, delivery and administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents and other documents to be delivered hereunder and thereunder, (ii) the sale of the Purchased Interest (or any portion thereof) from the Seller to the Purchasers hereunder, (iii) the perfection (and continuation) of the Administrator’s rights in the Receivables, Collections and other Pool Assets, (iv) the enforcement by the Administrator, the LC Bank, any Purchaser Agent or any member of any Purchaser Group of the obligations of the Seller, the Servicer or the Originators under the Transaction Documents or of any Obligor under a Receivable and (v) the maintenance by the Administrator of the Lock-Box Accounts (and any related lock-box or post office box), including Attorney Costs of legal counsel for the Administrator, the LC Bank and any member of any Purchaser Group relating to any of the foregoing or to advising the Administrator, the LC Bank, any member of any Purchaser Group, any related Liquidity Provider or any other related Program Support Provider about its rights and remedies under any Transaction Document or any other document, agreement or instrument related thereto and all costs and out-of-pocket expenses (including Attorney Costs) of the Administrator, the LC Bank, each Purchaser Agent and each Purchaser in connection with the enforcement or administration of the Transaction Documents or any other document, agreement or instrument related thereto. The Seller shall reimburse the Administrator, the LC Bank and each Purchaser Agent for the cost of such Person’s auditors auditing the books, records and procedures of the Seller or the Servicer and the cost of such Person’s due diligence. The Seller shall reimburse each Conduit Purchaser on demand for all reasonable costs and expenses incurred by such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including certain costs related to the Rating Agencies and reasonable fees and out of pocket expenses of counsel of the Administrator and each member of any Purchaser Group for advice relating to such Conduit Purchaser’s operation in connection with the transactions contemplated by the Transaction Documents.

(b) In addition, the Seller shall pay on demand any and all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save

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each Indemnified Party and Affected Person harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5 No Proceedings; Limitation on Payments.

(a) Each of the Seller, Triumph, the Servicer, the Administrator, the LC Bank, the Purchaser Agents, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provisions of this paragraph shall survive any termination of this Agreement. Each party hereto agrees that it will not institute against, or join any Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after which all indebtedness and other obligations of the Seller hereunder and under each other Transaction Document shall have been paid in full; provided that, if a Termination Event has occurred and is continuing, the Administrator may take any such action with the prior written consent of the Majority Purchaser Agents and the LC Bank.

(b) Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this paragraph shall survive any termination of this Agreement.

Section 6.6 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

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(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7 Confidentiality. Unless otherwise required by applicable law (including any disclosure required by the Exchange Act, except with respect to any Fee Letter), each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent and (b) to the Seller’s and Servicer’s legal counsel and auditors if they agree to hold it confidential; provided, further, that this Agreement and the other Transaction Documents may be disclosed to any nationally recognized statistical rating organization. Unless otherwise required by applicable law, rules or regulations, the Purchaser Agents and the Purchasers agree to maintain the confidentiality of non-public financial information regarding the Seller, the Servicer and the Originators; provided, that such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Servicer, (ii) to legal counsel and auditors of the Purchasers, the Purchaser Agents or the Administrator if they agree to hold it confidential, (iii) to the rating agencies rating the Notes of any Conduit Purchaser or any nationally recognized statistical rating organization, (iv) to any Program Support Provider or potential Program Support Provider (if such potential Program Support Provider agrees to hold it confidential), (v) to any placement agency placing the Notes, and (vi) to any regulatory authorities having jurisdiction over the Administrator, the Purchaser Agents, any Purchaser, any Program Support Provider or any Liquidity Provider.

Section 6.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9 Survival of Termination. The provisions of Sections 1.7, 1.9, 1.10, 1.21, 1.22, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.10 and 6.15 shall survive any termination of this Agreement.

Section 6.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS

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AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11 Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12 Right of Setoff. Each Purchaser is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of a Termination Event to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.13 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14 Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15 Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any

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Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.16 Call Option. The Seller shall have the right to repurchase the Purchased Interest from the Purchasers on any Settlement Date on the terms hereinafter set forth in this Section 6.16. The Seller shall give the Administrator and each Purchaser Agent at least ten (10) Business Days’ prior written notice of such repurchase and upon payment of the repurchase price for the Purchased Interest, as hereinafter provided, the Purchasers shall be deemed to have reconveyed the Purchased Interest to the Seller without recourse, representation or warranty except for a representation from the related Purchasers that the Purchased Interest assigned is (or concurrently with the Administrator’s receipt of such repurchase price shall become) free of any lien, security interest or other charge or encumbrance created by the Purchasers. The Seller shall pay such repurchase price for the Purchased Interest in immediately available funds to the Administrator in an amount equal to the sum of (i) the aggregate of the Discount accrued for each Portion of Capital for the Purchasers accrued to and including the repurchase date, (ii) the Capital for the Purchasers, (iii) the amounts payable pursuant to each of Sections 1.5, 1.7, 1.8 and 1.9 and Article III of which the Seller has notice related to the Purchased Interest accrued to and including the repurchase date, (iv) all other obligations that are then due and payable and (v) if Triumph is not the Servicer, the Purchasers’ Share of the Servicing Fee allocated to the Purchased Interest that has accrued to and including the repurchase date.

Section 6.17 [Reserved].

Section 6.18 Joinder of Originators. Each of the parties hereto hereby acknowledge and agree that solely in connection with the joinder of any additional Person as an “Originator” under the Sale Agreement pursuant to Section 4.3 of the Sale Agreement, that so long as each of the Joinder Conditions are satisfied as of the date of such joinder, then neither the Administrator nor any Purchaser or Purchaser Agent shall require any Material Amendment to this Agreement solely in connection with such joinder.

For purposes of this Section 6.18, the terms set forth below shall have the following meanings:

“Aggregate Small Originator Conditions” means each of the following conditions: (i) the sum of (x) the aggregate Outstanding Balance of all Receivables originated by such new Originator as of the date such new Originator will join the Sale Agreement, plus (y) the aggregate Outstanding Balance of all Receivables originated each other Person that joined the Sale Agreement since the Closing Date in reliance on such Person being a “Small Originator”, calculated in each case as of the effective date of such joinder, does not exceed 10% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool and (ii) the sum of (x) the aggregate credit sales made by such new Originator during the prior twelve (12) calendar months, plus (y) the aggregate credit sales made during the

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twelve months immediately preceding the related joinder date of each other Person that joined the Sale Agreement since the Closing Date in reliance on such Person being a “Small Originator”, does not exceed 10% of the aggregate credit sales made by all Originators during the prior twelve (12) calendar months.

“Joinder Conditions” means each of the following conditions: (i) no Termination Event or Unmatured Termination Event has occurred and is continuing or would result from such joinder, (ii) each of the conditions set forth in Section 4.3 of the Sale Agreement have been satisfied before the date of such joinder, (iii) such additional Person is both (A) organized under the laws of a State of the United States and (B) a Small New Originator and (iv) each of the Aggregate Small Originator Conditions are then satisfied.

“Material Amendment” means an amendment to any of the following: (i) the definition of “Eligible Receivable”, “Loss Reserve Percentage”, “Dilution Reserve Percentage”, “Yield Reserve”, “Dilution Component Reserve”, “Net Receivables Pool Balance”, “Excess Concentration” or “Total Reserves” or (ii) any “Termination Event” set forth on Exhibit V; provided, however, that “Material Amendment” shall not include an amendment to any of the following: (i) Schedule II to this Agreement or (ii) the definition of “Excluded Receivable”.

“Small New Originator” means any Person that is joined to the Sale Agreement as an “Originator” pursuant to Section 4.3 thereof that satisfies each of the following conditions immediately prior to the effectiveness of its addition: (i) the aggregate Outstanding Balance of all Receivables originated by such Person does not exceed 10% of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool and (ii) the aggregate credit sales made by such Person during the prior twelve (12) calendar months does not exceed 10% of the aggregate credit sales made by all Originators during the prior twelve (12) calendar months.

Section 6.19 [Reserved].

Section 6.20 Benchmark Replacement Notification. Section 1.12 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Administrator does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 6.21 USA Patriot Act. Each of the Administrator and each of the Purchasers hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrator and the Purchasers may be required to obtain, verify and record information that identifies the Seller, the Servicer and the Performance Guarantors, which information includes the name, address, tax identification number and other information regarding the Seller, the Servicer and the Performance Guarantors that will allow the Administrator and the Purchasers to identify the Seller, the Servicer and the Performance Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller

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and the Servicer agrees to provide the Administrator and the Purchasers, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Section 6.22 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 6.23 Conforming Changes Relating to the Term SOFR Rate. In connection with the use or administration of the Term SOFR Rate, the Administrator will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, the Administrator shall provide notice to the Seller and the Purchasers each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

Section 6.24 Post-Closing Covenants.

(a) Not later than the Post-Closing Date, the Seller and the Servicer shall deliver to the Administrator a duly executed copy of the Lock-Box Agreement with respect to each Lock-Box Bank and covering the related Lock-Box Accounts, in form and substance reasonably satisfactory to the Administrator.

(b) Not later than the Post-Closing Date, the Seller shall deliver to the Administrator a written opinion of counsel to the Seller and the Servicer, in form and substance reasonably satisfactory to the Administrator, covering enforceability, security interest creation and perfection, and other matters reasonably requested by the Administrator with respect to the Lock-Box Agreements referred to in clause (a) above.

(c) Not later than the date occurring 90 days following the Closing Date (or such later date, if any, as the Administrator shall consent to in writing in its sole discretion), the Seller and the Servicer shall deliver to the Administrator a duly executed copy of a deposit account control agreement with respect to the LC Collateral Account, in form and substance reasonably satisfactory to the Administrator.

(d) Not later than the date occurring 60 days following the Closing Date (or such later date, if any, as the Administrator shall consent to in writing in its sole discretion), the Seller and the Servicer shall deliver to the Administrator both (i) confirmation that each Subject Filing has been terminated and (ii) an acknowledgement copy of each of the related UCC-3 Financing Statement Amendments.

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(e) Not later than the date occurring two Business Days following the Permitted Change in Control Effective Date, the Seller and the Servicer shall deliver to the Administrator a duly executed copy of the Replacement Performance Guaranty, in the form attached hereto as Annex K.

(f) Not later than the date occurring ten (10) Business Days following the Permitted Change in Control Effective Date, the Seller shall deliver to the Administrator (i) a written opinion of counsel to the Performance Guarantors, in form and substance reasonably satisfactory to the Administrator, covering enforceability, no-conflict and other matters reasonably requested by the Administrator with respect to the Replacement Performance Guaranty and the Performance Guarantors and (ii) secretary certificates with respect to the Performance Guarantors, in form and substance reasonably satisfactory to the Administrator.

(g) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Seller or the Servicer to timely perform its respective obligations under this Section 6.24 shall constitute an immediate Termination Event with no grace period.

Section 6.25 Additional Post-Closing Covenants.

(a) Not later than five (5) Business Days following the Debt Replacement Date, the Seller and the Servicer shall deliver to the Administrator copies of both (i) the Credit Agreement and (ii) each main operative document that memorializes or otherwise provides for any Debt of Triumph or any Affiliate thereof that restates, refinances or replaces any of the Existing Debt (any such restated, refinanced or replacement Debt, “Replacement Debt,” and the Credit Agreement and other related main operative documents with respect to the Replacement Debt, the “Replacement Debt Documents”).

(b) Following receipt of the Replacement Debt Documents by the Administrator, if reasonably requested by the Administrator, each of the parties hereto and each of the Originators shall cooperate in good faith in order to enter into such amendments to the Transaction Documents for the purpose of (i) replacing references in the Transaction Documents to the Existing Debt being restated, refinanced or replaced with references to the Replacement Debt, (ii) replacing any definitions set forth in Annex J with references to definitions set forth in the Credit Agreement and (iii) incorporating such other provisions, if any, reasonably requested by the Administrator to conform the Transaction Documents to any Replacement Debt Documents; provided, that such amendments shall be entered into no later than ninety (90) days following the Debt Replacement Date, or such later date as the Administrator may, in its sole discretion, specify in writing.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIUMPH RECEIVABLES, LLC, as Seller

By: /s/ James F. McCabe, Jr.

Name: James F. McCabe, Jr.

Title: Vice President and Treasurer

Address:

555 E. Lancaster Road

Suite 400

Radnor, PA 19087

Attention: Thomas A. Quigley, III & Levy Anthony

Telephone: 610-251-1022 & 682-314-6527

Facsimile: 610-251-1555

Email: tquigley@triumphgroup.com & lanthony@triumphgroup.com

TRIUMPH GROUP, INC., individually and as Servicer

By: /s/ James F. McCabe, Jr.

Name: James F. McCabe, Jr.

Title: Senior Vice President and Chief Financial Officer

Address:

555 E. Lancaster Road

Suite 400

Radnor, PA 19087

Attention: Thomas A. Quigley, III & Levy Anthony

Telephone: 610-251-1022 & 682-314-6527

Facsimile: 610-251-1555

Email: tquigley@triumphgroup.com & lanthony@triumphgroup.com

782009308 25792734	S-1	Second A&R Receivables Purchase Agreement (Triumph)

THE PURCHASER GROUPS:

MUFG BANK, LTD., as Purchaser Agent for the MUFG Purchaser Group

By: /s/ Eric Williams

Name: Eric Williams

Title: Managing Director

Address: MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020-1104

Attention: Securitized Products

Telephone: 212-782-6957

Facsimile: 212-782-4471

Email: securitization_reporting@us.mufg.jp

782009308 25792734	S-2	Second A&R Receivables Purchase Agreement (Triumph)

MUFG BANK, LTD.,
as Related Committed Purchaser and as an LC Participant

By: /s/ Eric Williams

Name: Eric Williams

Title: Managing Director

Address: MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020-1104

Attention: Securitized Products

Telephone: 212-782-6957

Facsimile: 212-782-4471

Email: securitization_reporting@us.mufg.jp

782009308 25792734	S-3	Second A&R Receivables Purchase Agreement (Triumph)

MUFG BANK, LTD., as Administrator

By: /s/ Eric Williams

Name: Eric Williams

Title: Managing Director

Address: MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020-1104

Attention: Securitized Products

Telephone: 212-782-6957

Facsimile: 212-782-4471

Email: securitization_reporting@us.mufg.jp

MUFG BANK, LTD., as LC Bank

By: /s/ Eric Williams

Name: Eric Williams

Title: Managing Director

Address: MUFG Bank, Ltd.

1221 Avenue of the Americas

New York, NY 10020-1104

Attention: Securitized Products

Telephone: 212-782-6957

Facsimile: 212-782-4471

Email: securitization_reporting@us.mufg.jp

782009308 25792734	S-4	Second A&R Receivables Purchase Agreement (Triumph)

VICTORY RECEIVABLES CORPORATION, as a Conduit Purchaser

By: /s/ Kevin J. Corrigan

Name: Kevin J. Corrigan

Title: Vice President

Address: Victory Receivables Corporation

1221 Avenue of the Americas

New York, NY 10020-1104

Attention: Securitized Products

Telephone: 212-782-6957

Facsimile: 212-782-6448

Email: securitization_reporting@us.mufg.jp

GOTHAM FUNDING CORPORATION, as a Conduit Purchaser

By: /s/ Kevin J. Corrigan

Name: Kevin J. Corrigan

Title: Vice President

Address: Gotham Funding Corporation

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, NY 11747

Attention: Kevin Corrigan

Telephone: (212) 295-2757

Facsimile: (212) 302-8767

Email: securitization_reporting@us.mufg.jp

782009308 25792734	S-5	Second A&R Receivables Purchase Agreement (Triumph)

EXHIBIT I
DEFINITIONS

As used in this Agreement (including its Exhibits, Schedules and Annexes), each of the following terms shall have the following meaning (such meaning to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to this Agreement.

“2023 Bonds” means Triumph’s 9.000% Senior Secured First Lien Notes due 2028 in the original principal amount of $1,200,000,000.00.

“2023 Indenture” shall mean that certain Indenture, dated as of March 14, 2023, among Triumph, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Adjusted LC Participation Amount” means, at any time, the greater of (i) the LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of (or assigned to) the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of this Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock or membership interest, as the case may be. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Agreement” has the meaning set forth in the preamble hereto.

I-1

782009308 25792734

“Alternate Rate” for any Yield Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to: (a) the sum of (i) the Term SOFR Rate for such Yield Period, plus (ii) the SOFR Adjustment or (b) if the Term SOFR Rate is unavailable as described in Section 1.11 or 1.12, the Base Rate for such Yield Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate in effect on such day.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which Triumph or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Assignment and Assumption Agreement” means that certain Payoff, Assignment and Assumption Agreement, dated as of the Closing Date, among the Seller, the Servicer, MUFG, Victory, Gotham, PNC Capital Markets LLC and PNC.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to this Agreement.

“Attorney Costs” means and includes all reasonable fees, costs and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Bankruptcy Opinion” means each opinion of counsel regarding true sale and substantive consolidation matters delivered to the Administrator and each Purchaser Group (including, without limitation, such opinion delivered on the Closing Date).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Funds Rate, plus 0.50%, (ii) the Prime Rate, and (iii) Term SOFR Rate, plus 0.10%, so long as Term SOFR Rate is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 1.11(a) or Section 1.11(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances giving rise to such event no longer exist.

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“Base Rate Capital” means, at any time, any Capital on which Discount accrues by reference to the Base Rate.

“Benchmark Replacement” has the meaning set forth in Section 1.12.

“Boeing Commercial Division” means the “Boeing Commercial Airplanes” division of The Boeing Company.

“Boeing Military Division” means the “Boeing Military Airplanes” division of The Boeing Company.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in New York City, New York (or, if otherwise, the lending office of the Administrator); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital” means with respect to any Purchaser, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Seller in connection with all Funded Purchases made by such Purchaser pursuant to this Agreement, (ii) paid by such Purchaser, as an LC Participant, to the LC Bank in respect of a Participation Advance made by such Purchaser to LC Bank pursuant to this Agreement and (iii) with respect to the Purchaser that is the LC Bank, paid by the LC Bank with respect to all drawings under Letters of Credit to the extent such drawings have not been reimbursed by the Seller or funded by Participation Advances, in each case, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means the occurrence of any of the following: (i) Triumph ceases to own, directly or indirectly, (a) 100% of the voting equity interests of the Seller free and clear of all Adverse Claims or (b) a majority of the voting equity interests of any Originator, (ii) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 20% or more of the outstanding voting stock of Triumph, (iii) after the Permitted Change in Control Effective Date, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 20% or more of the outstanding voting stock of Parent, (iv) after the Permitted Change in Control Effective Date, Parent ceases to own, directly or indirectly, 100% of the voting equity interests of Triumph, (v) after the Permitted Change in Control Effective Date, Holdings ceases to own, directly or indirectly, 100% of the voting equity interests of Parent, (vi) the Member ceases to own, directly, 100% of the voting equity interests of the Seller free and clear of all Adverse Claims or (vii) after the Credit Agreement Effective Date, a “Change of Control” (or similar event, however defined) shall occur under the Credit Agreement

782009308 25792734	I-3

(as in effect on the Credit Agreement Effective Date and without giving effect to any amendment, restatement, supplement, modification, replacement or termination thereof).

Notwithstanding the foregoing, a Permitted Change in Control shall not constitute a Change in Control.

“Change in Law” means the occurrence, after the Initial Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means June 30, 2025.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Triumph, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Related Committed Purchaser or LC Participant, as applicable, the maximum aggregate amount which such Purchaser is obligated to pay hereunder on account of all Funded Purchases or Participation Advances, as applicable, as set forth on Schedule VI hereto or in the Assumption Agreement or Transfer Supplement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b).

“Commitment Percentage” means, for each Related Committed Purchaser or related LC Participant in a Purchaser Group, the Commitment of such Related Committed Purchaser or related LC Participant, as the case may be, divided by the total of all Commitments of all Related Committed Purchasers or related LC Participants, as the case may be, in such Purchaser Group.

“Company Note” has the meaning set forth in Section 3.2 of the Sale Agreement.

“Concentration Percentage” means, at any time, (a) for any Special Obligor, 20.0%, (b) for any Group A Obligor, 12%, (c) for any Group B Obligor, 10%, (d) for any Group C Obligor, 8% and (e) for any Group D Obligor, 5%; provided, that the Administrator may, in its sole discretion,

782009308 25792734	I-4

increase the “Concentration Percentage” for any particular Obligor; provided, further, that the Administrator may, in its sole discretion, at any time thereafter, upon 5 Business Days’ written notice to the Seller and the Servicer, decrease the then applicable “Concentration Percentage” of any such Obligor which has been increased pursuant to the proviso above to a percentage satisfactory to it at such time, which such decrease shall not result in the applicable “Concentration Percentage” being lower than the related “Concentration Percentage” set forth in clauses (b), (c), (d) or (e) above; provided, further, that the Administrator may, in its sole discretion at any time, upon 10 Business Days’ written notice to the Seller and the Servicer, decrease the then applicable “Concentration Percentage” of any Special Obligor to a percentage satisfactory to it at such time, which such decrease shall not result in the applicable “Concentration Percentage” being lower than the related “Concentration Percentage” set forth in clauses (b), (c), (d) or (e) above.

“Concentration Reserve Percentage” means at any time (a) the largest of the following: (i) sum of five (5) largest Group D Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (ii) sum of the three (3) largest Group C Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iii) sum of the two (2) largest Group B Obligor Receivables balances (up to the Concentration Percentage for each Obligor), (iv) the largest Group A Obligor Receivables balance (up to the Concentration Percentage for each Obligor), divided by (b) the aggregate Outstanding Balance of all Eligible Receivables.

“Conduit Purchasers” means each commercial paper conduit that is a party to this Agreement, as a purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or Transfer Supplement.

“Conforming Changes” means, with respect to either the use or administration of the Term SOFR Rate or the use, administration, adoption or implementation of any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Yield Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing or investment requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the use and administration thereof by the Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

782009308 25792734	I-5

“Covered Entity” means (a) the Seller, the Servicer, each Performance Guarantor and each Originator and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Purchaser Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Purchasers in respect of Discount for any Yield Period with respect to any Portion of Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time. The “CP Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate as in effect on such day.

“Credit Agreement” means that certain Credit Agreement, to be dated on or about the Credit Agreement Effective Date, among Parent, as borrower, Holdings, the Persons from time to time party thereto as lenders and issuing banks, and Apollo Administrative Agency LLC, as administrative agent and collateral agent, as amended, restated, extended or supplemented from time to time.

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“Credit Agreement Effective Date” means the date that the Credit Agreement becomes effective in accordance with its terms.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator and of Triumph in effect on the date of this Agreement and described in Schedule I to this Agreement, as modified in compliance with this Agreement.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrator (rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City, New York time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originators during the three calendar months ended on the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Debt Replacement Date” means the date, if any, on or following the Closing Date on which either (i) any of the Existing Debt is restated, refinanced or replaced or (ii) the Credit Agreement becomes effective in accordance with its terms.

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“Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Declining Notice” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Deemed Collections” has the meaning set forth in Section 1.4(e)(ii) of this Agreement.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables (excluding, solely for purposes of calculating the Default Ratio in clauses (i) and (ii) of paragraph (f) of Exhibit V to this Agreement, Designated Ineligible Receivables) during such calendar month (other than Receivables that became Defaulted Receivables as a result of an Event of Bankruptcy with respect to the Obligor thereof during such month), by (b) the aggregate credit sales made by the Originator during the calendar month that is 6 calendar months before such calendar month.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 180 days from the original due date for such payment, or

(b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, (ii) consistent with the Credit and Collection Policy, that should have been written-off as uncollectible or (iii) that has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day (excluding Designated Ineligible Receivables) by (b) the aggregate Outstanding Balance of all Pool Receivables on such day (excluding Designated Ineligible Receivables).

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days but less than 181 from the original due date for such payment.

“Designated Ineligible Receivable” means a Receivable due from any Obligor which is identified by the Servicer on the Information Package or Weekly Report for the then most recent calendar month or week, as applicable, as a Receivable not generally representative of the other Pool Receivables; provided, that, at no time shall the aggregate Outstanding Balance of all Designated Ineligible Receivables exceed 10% of the aggregate Outstanding Balance of all Pool Receivables. Once designated as such, a Designated Ineligible Receivable will continue to be a Designated Ineligible Receivable until retired or paid in full.

“Dilution Component Reserve Percentage” means, at any time, the product of (a) the Twelve-Month Average Dilution Ratio multiplied by (b) the Dilution Horizon.

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“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such calendar month of: (a) the sum of (x) the aggregate credit sales made by all the Originators during the most recent calendar month and (y) the product of (A) 50% and (B) the aggregate credit sales made by all Originators during the second most recent calendar month, to (b) the Net Receivables Pool Balance at the last day of such calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of this Agreement during such calendar month by (b) the aggregate credit sales made by all the Originators during the calendar month that is one month prior to such calendar month.

“Dilution Reserve Percentage” means on any date, the product of (a) the Dilution Horizon multiplied by (b) the sum of (i) 2.25 times the Twelve-Month Average Dilution Ratio and (ii) the Dilution Spike Factor.

“Dilution Spike Factor” means, for any calendar month, the product of (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (ii) the Twelve-Month Average Dilution Ratio for such twelve months, and (b) (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months, divided by (ii) the Twelve-Month Average Dilution Ratio for such twelve months.

“Discount” means with respect to any Purchaser:

(a) for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will be funded by such Purchaser during such Yield Period through the issuance of Notes:

CPR x C x ED/360 + YPF

(b) for any Portion of Capital for any Yield Period with respect to any Purchaser to the extent such Portion of Capital will not be funded by such Purchaser during such Yield Period through the issuance of Notes:

AR x C x ED/Year + YPF

where:

AR = the Alternate Rate for such Portion of Capital for such Yield Period with respect to such Purchaser,

C = the Capital with respect to such Portion of Capital during such Yield Period with respect to such Purchaser,

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CPR = the CP Rate for the Portion of Capital for such Yield Period with respect to such Purchaser,

ED = the actual number of days during such Yield Period,

Year = if such Portion of Capital is funded based upon: (i) the Term SOFR Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

YPF = the Yield Protection Fee, if any, for the Portion of Capital for such Yield Period with respect to such Purchaser;

provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Drawing Date” has the meaning set forth in Section 1.17(a) of this Agreement.

“Eligible IG Foreign Obligor” means an Obligor which is (i) either (A) organized under the laws of any country (other than the United States or Canada) that has a long-term foreign currency rating of at least “BBB-” by Standard & Poor’s or at least “Baa3” by Moody’s or (B) organized under the laws of an OECD Country, (ii) not a Sanctioned Person and (iii) not organized under the laws of a Sanctioned Jurisdiction.

“Eligible Non-IG Foreign Obligor” means an Obligor which is (i) organized under the laws of any country (other than the United States) that has a long-term foreign currency rating of less than “BBB-” by Standard & Poor’s and less than “Baa3” by Moody’s, (ii) not a Sanctioned Person and (iii) not organized under the laws of a Sanctioned Jurisdiction.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which (i) is (x) organized under the laws of any State of the United States or is qualified to do business in any State of the United States, (y) an Eligible IG Foreign Obligor or an Eligible Non-IG Foreign Obligor or (z) a government or a governmental subdivision or department, affiliate or agency, (ii) is not subject to any action of the type described in paragraph (e) of Exhibit V to this Agreement, (iii) is not an Affiliate of Triumph or any Affiliate of any Originator and (iv) is not a Sanctioned Person;

(b) (i) that is denominated and payable only in U.S. dollars in the United States, and (ii) the Obligor with respect to which has been instructed in writing by the Servicer, the Seller, the applicable Originator or the applicable Sub-Servicer, if any, in accordance with Sections 1(f) and 2(f) of Exhibit IV to remit Collections in respect thereof to a Lock-Box Account in the United States,

(c) that does not have a stated maturity which is more than 120 days after the original invoice date of such Receivable,

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(d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f) that conforms in all material respects with all applicable laws, rulings and regulations in effect and the transfer of which does not violate any applicable law, rule or regulation in effect,

(g) that is not the subject of any default, dispute, offset, hold back defense, Adverse Claim, litigation or other claim,

(h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

(i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of this Agreement,

(j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor) and the representations and warranties with respect to such Receivable set forth in Sections (3)(a), (b) and (c) of Exhibit III are true at such time,

(k) for which the Administrator (for the benefit of each Purchaser) shall have (i) a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and (ii) a valid and enforceable first-priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(l) that constitutes an “account” or a “general intangible” each as defined in the UCC and that is not evidenced by “instruments” or “chattel paper” each as defined in the UCC,

(m) that is not a Defaulted Receivable, a Delinquent Receivable or a Designated Ineligible Receivable,

(n) for which none of the Originator thereof, the Seller or the Servicer has established any offset arrangements with the related Obligor,

(o) for which Defaulted Receivables of the related Obligor do not exceed 50% of the Outstanding Balance of all such Obligor’s Receivables,

(p) that represents amounts that are earned and payable by the Obligor that are not subject to the performance of additional services or the delivery of additional products or goods by the Originator thereof,

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(q) that was created in the United States by an Originator that is organized under the laws of any State of the United States,

(r) the related invoice for which (i) has been delivered to the related Obligor and (ii) does not include an Excluded Receivable, and

(s) that if the Obligor of such Receivable is The Boeing Company, such Receivable is owing by the “Boeing Defense, Satellite & Space” division of The Boeing Company.

“Embargoed Property” means any property; (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) that is located in a Sanctioned Jurisdiction; or (e) that otherwise would cause a violation by the Purchasers, Purchaser Agents, LC Bank or Administrator of any applicable Anti-Terrorism Law if the Purchasers, Purchaser Agents, LC Bank or Administrator were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Triumph, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Triumph, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Erroneous Payment” has the meaning assigned to it in Section 5.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 5.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 5.10(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 5.10(d).

“Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

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“Excess Concentration” means, without duplication, the sum of the following amounts:

(i) the amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage for such Obligor multiplied by (b) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible IG Foreign Obligor, exceeds 30.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(iii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible IG Foreign Obligor which resides in the Largest Foreign Country, exceeds 15.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(iv) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible IG Foreign Obligor which resides in any country other than the Largest Foreign Country, exceeds 7.5% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(v) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivable Pool, the Obligor of which is an Eligible Non-IG Foreign Obligor, exceeds 2.5% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(vi) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 30 days but less than or equal to 60 days after the original invoice date of such Receivable exceeds 60.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(vii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 60 days but less than or equal to 90 days after the original invoice date of such Receivable exceeds 30.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(viii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities which are more than 90 days but less than or equal to 120 days after the original invoice date of such Receivable exceeds 10.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(ix) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool as to which any payment, or part thereof, remains

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unpaid for more than sixty (60) days from the original due date for such payment exceeds 10.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

(x) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Governmental Entity exceeds 10.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and

(xi) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Canadian resident exceeds 12.0% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided, that the Administrator may, in its sole discretion at any time (i) prior to the Permitted Change in Control Effective Date, while a Ratings Trigger Event is continuing or (ii) on or after the Permitted Change in Control Effective Date, while a Level III Leverage Event has occurred and is continuing, in either case, upon 10 Business Days’ written notice to the Seller and the Servicer, decrease any or all of the percentages set forth in clauses (ii) – (xi) above to a percentage satisfactory to it at such time, which for the avoidance of doubt may be 0%.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Receivable” means any indebtedness and other obligations owed to the Seller (as the assignee of the related Originator) or any such related Originator by, or any right of such Originator to payment from or on behalf of:

(a) [reserved];

(b) Honeywell International Inc., its subsidiaries and affiliates, as the Excluded Receivable Obligor, where:

(i) Triumph Gear Systems - Macomb, Inc. is the Originator, which indebtedness (or interest therein) is sold to GE Capital Trade Payables Services, LLC (“GE Capital”) (as assignee of General Electric Capital Corporation) or MUFG Union Bank, N.A. (“MUFG”) pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time), between Triumph Gear Systems – Macomb, Inc. and GE Capital or MUFG;

(ii) Triumph Thermal Systems, LLC is the Originator, which indebtedness (or interest therein) is sold to GE Capital (as assignee of General Electric Capital Corporation) or MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time), between Triumph Thermal Systems, LLC and GE Capital or MUFG; or

(iii) Triumph Engine Control Systems, LLC is the Originator, which indebtedness (or interest therein) is sold to GE Capital (as assignee of General Electric Capital Corporation) or MUFG pursuant to a receivables purchase agreement (as amended,

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restated or otherwise modified from time to time), between Triumph Engine Control Systems, LLC and GE Capital or MUFG,

(c) United Technologies Corp. or Sikorsky Aircraft Corporation and/or its various affiliates and subsidiaries, as the Excluded Receivable Obligor, where:

(i) [reserved];

(ii) Triumph Controls, LLC is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement, dated as of March 17, 2010, between Triumph Controls, LLC and Citibank, N.A.;

(iii) Triumph Actuation Systems – Connecticut, LLC is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement, dated as of September 29, 2011, between Triumph Actuation Systems – Connecticut, LLC and Citibank, N.A.;

(iv) Triumph Actuation Systems – Connecticut, LLC (DBA): Triumph Aerospace Systems – Seattle is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement, dated as of September 29, 2011, between Triumph Actuation Systems – Connecticut, LLC (DBA): Triumph Aerospace Systems - Seattle and Citibank, N.A.;

(v) Triumph Gear Systems – Macomb, Inc. is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to that certain Supplier Agreement, dated as of June 16, 2004, between Triumph Gear Systems - Macomb, Inc. (f/k/a ACR Industries, Inc.) and Citibank, N.A.;

(vi) Triumph Actuation Systems – Valencia, Inc. is the Originator, which indebtedness is sold to Citibank, N.A. pursuant to a certain Supplier Agreement between Triumph Actuation Systems – Valencia, Inc. and Citibank, N.A.; or

(vii) Triumph Thermal Systems, LLC is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to a certain Supplier Agreement between Triumph Thermal Systems, LLC and Citibank, N.A.

(d) General Electric Company, or a current or future subsidiary or affiliate of General Electric Company, as the Excluded Receivable Obligor(s), where:

(i) Triumph Engine Control Systems, LLC, is the Originator, which indebtedness (or interest therein) is sold to MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time) between Triumph Engine Control Systems, LLC and MUFG;

(ii) Triumph Thermal Systems, LLC, is the Originator, which indebtedness (or interest therein) is sold to MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time) between Triumph Thermal Systems, LLC, and MUFG;

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(iii) Triumph Gear Systems, Inc., is the Originator, which indebtedness (or interest therein) is sold to MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time) between Triumph Gear Systems, Inc., and MUFG;

(iv) Triumph Actuation Systems – Connecticut, LLC, is the Originator, which indebtedness (or interest therein) is sold to MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time) between Triumph Actuation Systems – Connecticut, LLC, and MUFG;

(v) Triumph Controls, LLC, is the Originator, which indebtedness (or interest therein) is sold to MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time) between Triumph Controls, LLC, and MUFG;

(vi) Triumph Gear Systems - Macomb, Inc. is the Originator, which indebtedness (or interest therein) is sold to MUFG pursuant to a receivables purchase agreement (as amended, restated or otherwise modified from time to time) between Triumph Gear Systems - Macomb, Inc., and MUFG;

(vii) [reserved];

(e) the Boeing Commercial Division, as the Excluded Receivable Obligor, where one of the below-listed Persons is an Originator, which indebtedness is sold to Citibank, N.A., pursuant to a certain Supplier Agreement, dated as of February 18, 2016, among Citibank, N.A. and certain Subsidiaries of Triumph;

Triumph Insulation Systems, LLC

Triumph Actuation Systems – Valencia, Inc.

Triumph Actuation Systems, LLC

Triumph Thermal Systems, LLC

Triumph Actuation Systems – Yakima, LLC

Triumph Controls, LLC

Triumph Engine Control Systems, LLC

(f) the Boeing Military Division, as the Excluded Receivable Obligor, where one of the below-listed Persons is an Originator, which indebtedness is sold to Citibank, N.A., pursuant to a certain Supplier Agreement, dated as of February 24, 2016, among Citibank, N.A. and certain Subsidiaries of Triumph;

Triumph Controls, LLC

Triumph Engine Control Systems, LLC

(g) Rolls Royce, its divisions, business units and/or affiliates (each, a “RR Business”), as the Excluded Receivable Obligor(s), where Triumph Gear Systems – Macomb, Inc. or Triumph Gear Systems, Inc. is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any RR Business,

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Triumph Gear Systems – Macomb, Inc. or Triumph Gear Systems, Inc. for the benefit of Citibank, N.A.;

(h) Raytheon Technologies Corporation and AMI Industries, Inc., their respective divisions, business units, subsidiaries and/or affiliates (each, a “Raytheon Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems – Connecticut, LLC, Triumph Actuation Systems, LLC, Triumph Insulation Systems, LLC or Triumph Thermal Systems, LLC is the Originator, which indebtedness is sold to Citibank, N.A., its branches, subsidiaries and affiliates, pursuant to each of the purchase orders and purchase requests made from time to time by any Raytheon Business or Triumph Actuation Systems – Connecticut, LLC, Triumph Actuation Systems, LLC, Triumph Insulation Systems, LLC or Triumph Thermal Systems, LLC for the benefit of Citibank, N.A.;

(i) Rohr, Inc., its divisions, business units and/or affiliates (each, a “Rohr Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems – Connecticut, LLC is the Originator, which indebtedness is sold to Citibank, N.A., pursuant to each of the purchase orders and purchase requests made from time to time by any Rohr Business or Triumph Actuation Systems – Connecticut, LLC for the benefit of Citibank, N.A.;

(j) Airbus S.A.S., its divisions, business units and/or affiliates (each, an “Airbus Business”), as the Excluded Receivable Obligor(s), where Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC is the Originator, which indebtedness is sold to Mitsubishi UFJ Investor Services & Banking (Luxembourg) S.A. (“MUFJ”) pursuant to each of the purchase orders and purchase requests made from time to time by any Airbus Business, Triumph Actuation Systems, LLC or Triumph Insulation Systems, LLC for the benefit of MUFJ;

(k) [reserved];

(l) the Boeing Company, its subsidiaries and affiliates, as the Excluded Receivable Obligor(s), where Triumph Insulation Systems, LLC is the Originator, which indebtedness is sold to Citibank, N.A., its branches, subsidiaries and affiliates, pursuant to a certain Supplier Agreement, dated as of April 20, 2021, between Triumph Insulation Systems, LLC and Citibank, N.A.; and

(m) Parker-Hannifin Corporation, its subsidiaries and affiliates, as the Excluded Receivable Obligor(s), where Triumph Controls LLC is the Originator, which indebtedness is sold to Orbian Financial Services IX LLC, pursuant to an Orbian System Use and Supplier Payment and Discount Agreement, to be dated on or about March 1, 2024, among Triumph Controls LLC, Orbian Financial Services IX LLC and Orbian Corp.;

in each case whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or the rendering of services, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.

“Excluded Receivable Obligor” means, with respect to any Excluded Receivable, the Person obligated to make payments relating to such Excluded Receivable.

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“Existing Debt” means each of: (x) the 2023 Indenture and (y) the 2023 Bonds.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Facility Termination Date” means, the earliest to occur of: (a) June 30, 2028, (b) the date determined pursuant to Section 2.2 of this Agreement and (c) the date which is 30 days after the date on which the Administrator and each Purchaser Agent has received written notice from the Seller of its election to terminate the Purchase Facility and (d) the date, if any, that any covenant set forth in Section 6.25 of this Agreement is violated.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum, determined by Administrator, equal (for each day during such period) to:

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrator from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” has the meaning set forth in Section 1.5 of this Agreement.

“Fees” means the fees payable by the Seller to each member of each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

“Final Payout Date” means the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which the LC Participation Amount is zero ($0) and no Letters of Credit issued hereunder remain outstanding and undrawn, (iv) the date all other amounts owing to the Purchaser Agents, the Purchasers and the Administrator by the Seller, the Originators, the Servicer and the Performance Guarantors under this Agreement and each of the other Transaction Documents have been paid in full and (v) all accrued Servicing Fees have been paid in full.

“Funded Purchase” shall mean a Purchase that is made pursuant to Section 1.2(b).

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“GE Capital” means General Electric Capital Corporation.

“Gotham” means Gotham Funding Corporation, a Delaware corporation.

“Governmental Acts” has the meaning set forth in Section 1.22 of this Agreement.

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“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Entity” means a federal agency, branch, or other governmental entity or authority of the United States or a state agency, branch, or governmental entity or authority of any state in the United States.

“Group A Obligor” means any Obligor with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (i) of the definition of “Excess Concentration” for such Obligors.

“Group B Obligor” means any Obligor, other than a Group A Obligor, with a short-term rating of at least: (a) “A‑2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa2” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (i) of the definition of “Excess Concentration” for such Obligors.

“Group C Obligor” means any Obligor, other than a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A‑3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such Rating Agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall

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be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (i) of the definition of “Excess Concentration” for such Obligors.

“Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.

“Group D Obligor” means any Obligor that is not a Group A Obligor, a Group B Obligor, a Group C Obligor or a Special Obligor. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group D Obligor” shall be deemed to be a Group D Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining clause (i) of the definition of “Excess Concentration” for such Obligors.

“Holdings” means Titan BW Midco L.P., a Delaware limited partnership.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Taxes” has the meaning set forth in Section 1.10 of this Agreement.

“Independent Director” has the meaning set forth in Section 3(c) of Exhibit IV to this Agreement.

“Information Package” means each report, in substantially the form of Annex A to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.

“Initial Closing Date” means August 7, 2008.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 1.10(e) of this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

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“Largest Foreign Country” means, on any date of determination, the country where Eligible IG Foreign Obligors reside with the largest aggregate Outstanding Balance of Eligible Receivables; provided, however, that such country shall be The United Kingdom, France or Germany.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“LC Bank” has the meaning set forth in the preamble to this Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.

“LC Fee Expectation” has the meaning set forth in Section 1.18(c) of this Agreement.

“LC Participant” means each Person listed as such (and its respective Commitment) for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“LC Participation Amount” means, at any time, the sum of the undrawn face amount of all Letters of Credit outstanding at such time.

“LCR Security” means any commercial paper or security (other than equity securities issued to Triumph) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“LC Transfer Agreement” means that certain Letter of Credit Transfer Agreement, dated as of the Closing Date, among Triumph, the Seller and PNC.

“Letter of Credit” means any stand-by letter of credit issued by the LC Bank pursuant to this Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.15 of this Agreement.

“Level I Leverage Event” means, at any time of determination, both (i) the Senior Secured First Lien Net Leverage Ratio exceeds 7.50:1.00, as of the last day of Triumph’s most recently ended fiscal quarter and (ii) the Purchased Interest exceeds 75.0%.

“Level II Leverage Event” means, at any time of determination, the Senior Secured First Lien Net Leverage Ratio exceeds 8.00:1.00, as of the last day of Triumph’s most recently ended fiscal quarter.

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“Level III Leverage Event” means, at any time of determination, the Senior Secured First Lien Net Leverage Ratio exceeds 9.00:1.00, as of the last day of Triumph’s most recently ended fiscal quarter.

“Leverage Event” means a Level I Leverage Event, a Level II Leverage Event or a Level III Leverage Event.

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box Account” means each account and post office box listed on Schedule II to this Agreement and maintained at a bank, postal institution or other financial institution that, by no later than the Post-Closing Date, will be acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, among the Seller, the Servicer, the Administrator and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts.

“Lock-Box Bank” means any of the banks, postal institutions or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve Percentage” means, on any date, the product of (A) 2.25 times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (B) an amount equal to (i) the aggregate credit sales made by all Originators during the number of most recently ended calendar months equal to the sum of (X) 2.10 plus (Y) the Weighted Average Credit Terms as of such date, divided by (ii) the Net Receivables Pool Balance as of such date; provided that with respect to any fraction of a calendar month for purposes of calculating the “Loss Reserve Percentage”, the aggregate credit sales made by the Originators during such fraction of a calendar month shall be calculated as a percentage of the aggregate credit sales made by the Originators during the applicable calendar month.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Related Committed Purchasers in all Purchaser Groups; provided, however, that so long as any one Related Committed Purchaser’s Commitment is greater than 50% of the aggregate Commitments and there is more than one Purchaser Group, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents which in their related Purchaser Group have Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate Commitment of all Related Committed Purchasers in all Purchaser Groups.

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“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person,

(b) the ability of any of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party,

(c) the validity or enforceability of any of the Transaction Documents, or the validity, enforceability or collectibility of the Pool Receivables, or

(d) the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.

“Material Indebtedness” means borrowed money or the extension of credit or any other Debt, or commitment for any of the foregoing, under which any Performance Guarantor or any Subsidiary of any Performance Guarantor may be obligated as a borrower or guarantor in excess of $10,000,000.00 in the aggregate.

“Member” means Triumph Investment Holdings, Inc., a Delaware corporation.

“Minimum Liquidity Event” shall exist and be continuing at any time that the sum of (i) Triumph’s and its Subsidiaries’ aggregate cash (excluding any such cash that is contractually required to be set aside, segregated or otherwise reserved or that is otherwise encumbered), plus (ii) the aggregate amount of undrawn funding commitments available to be drawn or borrowed under the Credit Agreement at such time and for which all applicable conditions precedent are then satisfied, is not at least $75,000,000 at such time.

“Modification” has the meaning set forth in Section 4.2(a) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“MUFG” means MUFG Bank, Ltd.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OECD Country” means a country which is a member of the Organization for Economic Cooperation and Development.

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“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” means each Person from time to time party to the Sale Agreement as an Originator.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means Titan BW Borrower L.P., a Delaware limited partnership.

“Participant” has the meaning set forth in Section 6.3(b) of this Agreement.

“Participation Advance” has the meaning set forth in Section 1.17(b) of this Agreement.

“Paydown Notice” has the meaning set forth in Section 1.4(f) of this Agreement.

“Performance Guarantor” means (i) prior to the Replacement Performance Guaranty Effective Date, Triumph and (ii) on and after the Replacement Performance Guaranty Effective Date, each of (a) Triumph and (b) the Parent.

“Performance Guaranty” means (i) prior to the Replacement Performance Guaranty Effective Date, the Third Amended and Restated Performance Guaranty, dated as of the Closing Date, by Triumph, in favor of the Administrator for the benefit of the Purchasers and Purchaser Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) on and after the Replacement Performance Guaranty Effective Date, the Replacement Performance Guaranty.

“Permitted Change in Control” means any change in control of Triumph resulting from the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 2, 2025, by and among Triumph, Titan BW Acquisition Holdco Inc., a Delaware corporation (“Acquisition Holdco”), and Titan BW Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Acquisition Holdco, as in effect on February 2, 2025 and without giving effect to any amendment, restatement, supplement, modification, replacement or termination thereof.

“Permitted Change in Control Effective Date” means the date of consummation of the Permitted Change in Control.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

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“PNC” means PNC Bank, National Association.

“Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Post-Closing Date” means the date occurring sixty (60) days following the Closing Date (or such later date, if any, as the Administrator shall consent to in writing in its sole discretion), or if any such date does not fall on a Business Day, the next succeeding Business Day after such date.

“Previously Existing Agreement” has the meaning set forth in the preamble to this Agreement.

“Previously Existing Agreement Outstanding Amounts” has the meaning set forth in the preamble to this Agreement.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrator as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrator and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Prior Agreements” has the meaning set forth in the preamble to this Agreement.

“Pro Rata Share” means, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

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“Purchase” has the meaning set forth in Section 1.1(a) of this Agreement.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to this Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means $75,000,000, as such amount may be reduced pursuant to Section 1.1(b) of this Agreement or otherwise in connection with any Exiting Purchaser. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then outstanding Aggregate Capital plus the LC Participation Amount.

“Purchase Notice” has the meaning set forth in Section 1.2(a) to this Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Capital + Adjusted LC Participation Amount + Total Reserves
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.

“Purchaser” means each Conduit Purchaser, each Related Committed Purchaser, each LC Participant and/or the LC Bank, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, (i) for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers (if any), its related Purchaser Agent and related LC Participants

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and (ii) for MUFG, MUFG, as a Purchaser Agent, a Related Committed Purchaser, the LC Bank and an LC Participant and Victory and Gotham, as Conduit Purchasers.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.

“Purchaser Termination Date” means, with respect to any Purchaser, the earlier to occur of: (a) the Facility Termination Date and (b) the then current scheduled expiration of the commitments of the applicable Liquidity Provider for the Conduit Purchaser that is a member of such Purchaser’s Purchaser Group under the related Liquidity Agreement (such date as extended as described hereafter in the proviso to this clause (b), the “Extended Date”), provided, that if the commitments of the applicable Liquidity Provider for the Conduit Purchaser that is a member of such Purchaser’s Purchaser Group are extended under the related Liquidity Agreement, such date shall be automatically extended on the then current Extended Date for an additional period of not more than 364 days, which date the Seller shall be notified of by the related Purchaser Agent.

“Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.

“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of this Agreement.

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

“Rating Agency” means each of Standard & Poor’s and Moody’s.

“Ratings Trigger Event” means the occurrence of one or more of the following events: (i) Triumph’s public corporate rating by S&P is below B, (ii) Triumph’s public corporate family rating by Moody’s is below B2, (iii) Triumph does not have a public corporate rating by S&P or (iv) Triumph does not have a public corporate family rating by Moody’s.

“Receivable” means any indebtedness and other obligations owed to any Originator, Triumph or the Seller or any right of the Seller, Triumph or any Originator to payment from or on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or the rendering of services, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Excluded Receivables shall not constitute Receivables. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

“Register” has the meaning set forth in Section 6.3(h) of this Agreement.

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“Reimbursement Obligation” has the meaning set forth in Section 1.17(a) of this Agreement.

“Related Committed Purchaser” means each Person listed as such for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s, the applicable Originator’s and Triumph’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable,

(b) all instruments and chattel paper that may evidence such Receivable,

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d) solely to the extent applicable to such Receivable, all of the Seller’s, the applicable Originator’s and Triumph’s rights, interests and claims under the Contracts relating to such Receivable, and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

(e) all of the Seller’s rights, interests and claims under the Sale Agreement and the other Transaction Documents.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Debt” has the meaning set forth in Section 6.25(a) of this Agreement.

“Replacement Debt Documents” has the meaning set forth in Section 6.25(a) of this Agreement.

“Replacement Performance Guaranty” means the Fourth Amended and Restated Performance Guaranty, dated as of the Replacement Performance Guaranty Effective Date, by the Performance Guarantors, in favor of the Administrator for the benefit of the Purchasers and Purchaser Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time

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“Replacement Performance Guaranty Effective Date” means the date that the Replacement Performance Guaranty becomes effective in accordance with its terms.

“Reportable Event” has the meaning set forth in Section 4043(c) of ERISA.

“Required Capital Amount” means, at any time of determination, an amount equal to the Total Reserves at such time.

“Restricted Payments” has the meaning set forth in Section 1(n) of Exhibit IV to this Agreement.

“Sale Agreement” means the Second Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date, among the Seller, the Originators and Triumph, as Servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of comprehensive country-wide or territory-wide sanctions administered by OFAC (as of this Agreement, the Crimea region, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Jurisdiction, (c) any Person 50% or greater owned or controlled by any such Person or Persons described in clause (a) or (b) above or (d) any Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose Laws apply to this Agreement.

“Sanctions” means all economic or financial sanctions or trade embargoes or restrictive measures imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State), or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.

“Senior Secured First Lien Net Leverage Ratio” has the meaning set forth in Annex J attached to this Agreement.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of this Agreement.

“Servicing Fee Rate” shall have the meaning set forth in Section 4.6 of this Agreement.

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“Settlement Date” means the 24th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day) provided, however, that on and after the occurrence and during the continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrator from time to time (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily or, in the absence of any such selection, the date which would be the Settlement Date pursuant to this definition).

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“Special Obligor” means The Boeing Company or any Affiliate thereof, only for so long as less than 30% of the aggregate Outstanding Balance of all Receivables the Obligor of which is The Boeing Company or any Affiliate thereof constitute Delinquent Receivables (it being understood and agreed that if at any time the condition set forth above is not satisfied, each such Person shall no longer be a Special Obligor).

“Standard & Poor’s” or “S&P” means S&P Global Ratings.

“Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.

“Subject Filings” means the filings on the Form UCC-1 Financing Statements identified on Schedule V hereto.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, (i) the total assets of such Person, minus (ii) the total liabilities of such Person, minus (iii) the intangible assets of such Person, each as determined in accordance with GAAP.

“Taxes” means any and all present or future taxes, imposts, duties, deductions, withholdings, assessments, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

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“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrator in its reasonable discretion).

“Term SOFR Rate” means, for any Yield Period, the interest rate per annum determined by the Administrator (rounded upwards, at the Administrator’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a term of one month, as such rate is published by the Term SOFR Administrator, on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City, New York time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to this Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to this Agreement.

“Total Reserves” means, at any time, (i) the sum of (a) the greater of (I) the sum of the Dilution Reserve Percentage and the Loss Reserve Percentage and (II) the sum of the Concentration Reserve Percentage and the Dilution Component Reserve Percentage, plus (b) the Yield Reserve Percentage, multiplied by (ii) the Net Receivables Pool Balance at such time.

“Transaction Documents” means this Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Sale Agreement, each Company Note, the Performance Guaranty and all other certificates, instruments, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Transfer Supplement” has the meaning set forth in Section 6.3(c) of this Agreement.

“Triumph” has the meaning set forth in the preamble to this Agreement.

“Twelve-Month Average Dilution Ratio” means, as of any date, the arithmetic average of the Dilution Ratios for the twelve most recent calendar months.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association

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recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United States” means the United States of America.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Victory” means Victory Receivables Corporation, a Delaware corporation.

“Weekly Report” means each report, in substantially the form of Annex G to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.

“Weighted Average Credit Terms” means, for any calendar month, the weighted average of the stated maturities of all Receivables in the Receivables Pool during such calendar month, determined pursuant to the following formula (and rounded to the nearest 1/10,000): the sum of (a)(I) one times (II) (x) the aggregate Outstanding Balance of all Receivables in the Receivables Pool with stated maturities which are less than or equal to 30 days after the original invoice date of such Receivable, divided by (y) the aggregate Outstanding Balance of all Receivables in the Receivables Pool, plus (b)(I) two times (II) (x) the aggregate Outstanding Balance of all Receivables in the Receivables Pool with stated maturities which are more than 30 days but less than or equal to 60 days after the original invoice date of such Receivable, divided by (y) the aggregate Outstanding Balance of all Receivables in the Receivables Pool, plus (c)(I) three times (II) (x) the aggregate Outstanding Balance of all Receivables in the Receivables Pool with stated maturities which are more than 60 days but less than or equal to 90 days after the original invoice date of such Receivable, divided by (y) the aggregate Outstanding Balance of all Receivables in the Receivables Pool, plus (d)(I) four times (II) (x) the aggregate Outstanding Balance of all Receivables in the Receivables Pool with stated maturities which are more than 90 days but less than or equal to 120 days after the original invoice date of such Receivable, divided by (y) the aggregate Outstanding Balance of all Receivables in the Receivables Pool.

“Yield Period” means (a) with respect to any Portion of Capital funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending on (but not including) the next occurring Settlement Date, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Yield Period for such Portion of Capital and ending on (but not including) the next occurring Settlement Date; and (b) with respect to any Portion of Capital not funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending such number of days later (including a period of one day) as the Administrator shall select, and (ii) thereafter, each period commencing on the last day of the immediately preceding Yield Period for such Portion of Capital and ending such number of days later (including a period of one day) as the Seller shall select; provided, that:

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(i) any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Term SOFR Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

(ii) in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a Purchase hereunder (other than a reinvestment), such Yield Period shall be the day of such Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day; and

(iii) in the case of any Yield Period for any Portion of Capital which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Yield Period shall end on such Facility Termination Date and the duration of each Yield Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Administrator.

“Yield Protection Fee” means, for any Yield Period, with respect to any Portion of Capital, to the extent that (i) any payments are made by the Seller to the related Purchaser in respect of such Capital hereunder prior to the applicable maturity date of any Notes or other instruments or obligations used or incurred by such Purchaser to fund or maintain such Portion of Capital or (ii) any failure by the Seller to borrow, continue or prepay any Portion of Capital on the date specified in any Purchase Notice delivered pursuant to Section 1.2 of this Agreement occurs, the amount, if any, by which: (a) the additional Discount related to such Portion of Capital that would have accrued through the maturity date of such Notes or other instruments on the portion thereof for which payments were received from the Seller (or with respect to which the Seller failed to borrow such amounts), exceeds (b) the income, if any, received by such Purchaser from investing the proceeds so received in respect of such Portion of Capital, as determined by the applicable Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Yield Reserve Percentage” means, at any time the following amount:

{(BR + SFR) x 1.75(DSO)}

360

where:

BR = the Base Rate in effect at such time,

DSO = the Days’ Sales Outstanding, and

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SFR = the Servicing Fee Rate.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

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EXHIBIT II

CONDITIONS OF PURCHASES

1. Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Closing Date when (a) the Administrator shall have received each of the documents, agreements (in fully executed form), opinions of counsel, certificates and other deliverables listed on the closing memorandum attached as Annex I hereto, in each case, in form and substance reasonably acceptable to the Administrator, (b) the Assignment and Assumption Agreement and the LC Transfer Agreement have become effective in accordance with their terms and (c) all fees and expenses payable by the Seller on the Closing Date to the Purchasers have been paid in full in accordance with the terms of the Transaction Documents.

2. Conditions Precedent to All Funded Purchases, Issuances of Letters of Credit and Reinvestments. Each Funded Purchase (including the initial Funded Purchase), each issuance of any Letter of Credit and each reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each Funded Purchase and the issuance of any Letter of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such Funded Purchase or issuance, as the case may be, in form and substance satisfactory to the Administrator and each Purchaser Agent, the most recent Information Package to reflect the level of the Aggregate Capital, the LC Participation Amount and related reserves after such Purchase or issuance, as the case may be, and a completed Purchase Notice or Issuance Notice, as applicable, in the form of Annex B-1 or B-2, as applicable; and

(b) on the date of such Funded Purchase, issuance or reinvestment the following statements shall be true (and acceptance of the proceeds of such Funded Purchase, issuance or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III to this Agreement are true and correct in all material respects on and as of the date of such Funded Purchase, issuance or reinvestment as though made on and as of such date except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Funded Purchase or issuance, that constitutes a Termination Event or an Unmatured Termination Event;

(iii) the sum of the Aggregate Capital plus the LC Participation Amount, after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, shall not be greater than the Purchase Limit, and the Purchased Interest shall not exceed 100%; and

(iv) the Facility Termination Date has not occurred.

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EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:

(a) Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted.

(b) Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the operating agreement of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any lien (other than liens in favor of the Administrator for the benefit of the Purchasers) on assets of the Seller.

(c) Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d) Accuracy of Information. All information heretofore furnished by the Seller to the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Seller to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

(e) Actions, Suits. There are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or its properties, in or before any court, arbitrator or other body.

(f) Accuracy of Exhibits; Lock-Box Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator), and on and after the Post-Closing Date, all Lock-Box Accounts are subject to Lock-Box Agreements. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction

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Documents (as updated by the Seller from time to time) is true and complete in all material respects. If such date of determination is on or after the Post-Closing Date, the Seller has delivered a copy of all Lock-Box Agreements to the Administrator. The Seller has not granted any interest in any Lock-Box Account (or any related lock-box or post office box) to any Person other than the Administrator and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, the Administrator will have control of the Lock-Box Account at such Lock-Box Bank.

(g) No Material Adverse Effect. Since the date of formation of Seller as set forth in its certificate of formation, there has been no Material Adverse Effect with respect to the Seller.

(h) Names and Location. The Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in Delaware. The office where the Seller keeps its records concerning the Receivables is at the address set forth below its signature to this Agreement.

(i) Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Purchase will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j) Eligible Receivables. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(k) Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

(l) Investment Company Act. The Seller is neither (i) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, nor (ii) a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

(m) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller or pursuant to the Transaction Documents and any related accounts of any amounts owing hereunder in respect of the Purchases will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(n) Bankruptcy Opinion. The statements contained in the most recently delivered Bankruptcy Opinions are, in each case, true and correct with respect to itself.

(o) Anti-Money Laundering/International Trade Law Compliance. No (a) Covered Entity, nor any employees, officers, directors, or affiliates, or, to the knowledge of a Covered Entity, any consultants, brokers, or agents acting on the Covered Entity’s behalf in connection with this Agreement (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or

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Sanctioned Jurisdiction, to the extent such transactions or other dealings would be prohibited by any Anti-Terrorism Laws; or (b) Pool Asset is Embargoed Property.

(p) Liquidity Coverage Ratio. The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of Triumph under GAAP.

(q) Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to promote compliance with such Laws.

2. Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement that:

(a) Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, and has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted to the extent material to the operating of its business.

(b) Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or By-Laws of the Servicer or of any judgment, injunction, order or decree or agreement or other material instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer or any of its Subsidiaries.

(c) Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d) Accuracy of Information. All information heretofore furnished by the Servicer to the Administrator or any Purchaser Agent in writing pursuant to or in connection with this Agreement or any other Transaction Document is, and all such information hereafter furnished by the Servicer to the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any other Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

(e) Actions, Suits. Except as set forth in Schedule III, there are no actions, suits or proceedings pending or, to the best of the Servicer’s knowledge, threatened against or affecting the Servicer or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the

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ability of the Servicer (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(f) Credit and Collection Policy. The Servicer and the applicable Originator has complied in all material respects with the Credit and Collection Policy of such Originator with regard to each Receivable originated by such Originator.

(g) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(h) Bankruptcy Opinion. The statements contained in the most recently delivered Bankruptcy Opinions are, in each case, true and correct with respect to itself.

(i) Anti-Money Laundering/International Trade Law Compliance. No (a) Covered Entity, nor any employees, officers, directors, or affiliates, or, to the knowledge of a Covered Entity, any consultants, brokers, or agents acting on the Covered Entity’s behalf in connection with this Agreement (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, to the extent such transactions or other dealings would be prohibited by any Anti-Terrorism Laws; and (b) Pool Asset is Embargoed Property.

(j) Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to promote compliance with such Laws.

3. Representations, Warranties and Agreements Relating to the Security Interest. The Seller hereby makes the following representations, warranties and agreements with respect to the Receivables and Related Security:

(a) The Receivables.

(i) Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables included in the Receivables Pool in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.

(ii) Nature of Receivables. The Receivables included in the Receivables Pool constitute either “accounts” or “general intangibles” within the meaning of the applicable UCC.

(iii) Ownership of Receivables. The Seller owns and has good and marketable title to the Receivables included in the Receivables Pool and Related Security free and clear of any Adverse Claim.

(iv) Perfection and Related Security. The Seller has caused (and will cause each Originator to cause), within one day after the Closing Date, the filing of all appropriate

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financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables and Related Security from such Originator to the Seller pursuant to the Sale Agreement, and the sale and security interest therein from the Seller to the Administrator under this Agreement, to the extent that such collateral constitutes “accounts” or “general intangibles.”

(b) The Lock-Box Accounts.

(i) Nature of Account. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. The Seller owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.

(iii) Perfection. If such date of determination is on or after the Post-Closing Date, the Seller shall have delivered to the Administrator a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank, respectively, has agreed to comply with all instructions originated by the Administrator (on behalf of the Purchasers) directing the disposition of funds in such Lock-Box Account without further consent by the Seller or the Servicer.

(c) Priority.

(i) Other than (A) the transfer of the Receivables to the Seller and the Administrator under the Sale Agreement and this Agreement, respectively, and/or (B) the security interest granted to the Seller and the Administrator pursuant to the Sale Agreement and this Agreement, respectively, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated. Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against either the Seller or such Originator that include a description of Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, other than any financing statement (A) relating to the sale thereof by such Originator to the Seller under the Sale Agreement, (B) relating to the security interest granted to the Administrator under this Agreement, or (C) that has been released or terminated.

(ii) There are no (x) judgment, ERISA or tax lien filings against the Seller, (y) judgment or ERISA lien filings against the Servicer or any Originator, or (z) tax lien filings against the Servicer or any Originator.

(iii) The Lock-Box Accounts are not in the name of any person other than the Seller or the Administrator. Neither the Seller nor the Servicer has consented to any bank maintaining such account to comply with instructions of any person other than the Administrator, the Seller or the Servicer.

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(d) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until such time as the Purchased Interest and all other obligations under this Agreement have been finally and fully paid and performed.

(e) Servicer to Maintain Perfection and Priority. In order to evidence the interests of the Administrator under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrator or any Purchaser Agent) to maintain and perfect, as a first-priority perfected security interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest. The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator and each Purchaser Agent.

(f) Collections. If made in accordance with the terms of this Agreement, each remittance of Collections by the Seller to the Purchasers hereunder will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

4. Reaffirmation of Representations and Warranties. On the date of each Purchase and/or reinvestment hereunder, and on the date each Information Package, Weekly Report or other report is delivered to the Administrator, any Purchaser Agent or any Purchaser hereunder, the Seller and the Servicer shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such date) and (ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event.

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EXHIBIT IV

COVENANTS

1. Covenants of the Seller. At all times from the date hereof until the Final Payout Date:

(a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator and each Purchaser Agent:

(i) Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a designated financial or other officer of the Seller.

(ii) Information Packages. As soon as available and in any event not later than two Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.

(iii) Weekly Reports. If the Administrator, in its sole discretion, has notified the Seller or the Servicer in writing that Weekly Reports will be required (i) prior to the Permitted Change in Control Effective Date, after the occurrence and during the continuance of a Ratings Trigger Event or (ii) on or after the Permitted Change in Control Effective Date, after the occurrence and during the continuance of any Leverage Event, in either case, as soon as available and in any event not later than five Business Days after the last day of each calendar week, a Weekly Report as of the most recently completed calendar week; provided, however, that Weekly Reports shall not be required until five (5) Business Days have elapsed since the Administrator delivered such notice; provided, further, that the Administrator may revoke any such notice at any time in its sole discretion by written notice to the Seller and the Servicer, and upon such revocation, Weekly Reports will no longer be required unless otherwise specified by the Administrator pursuant to the preceding proviso.

(iv) [Reserved].

(v) Other Information. Such other information (including non-financial information) as the Administrator may from time to time reasonably request.

(b) Notices. The Seller will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events or Unmatured Termination Events. The occurrence of any Termination Event or Unmatured Termination Event together with a statement of the chief financial officer or chief accounting officer of the Seller setting forth

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details of such Termination Event or such Unmatured Termination Event and any action which the Seller proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty to be true in any material respect when made or deemed made with respect to the Receivables included in the Receivables Pool.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could have a Material Adverse Effect with respect to the Seller.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to any Pool Receivable(s) from a Person other than the Servicer, Triumph, an Originator or the Administrator.

(v) ERISA and Other Claims. (A) Upon the occurrence of a Reportable Event, such that the Seller or any ERISA Affiliate is required to file a report or notice with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, that could result in the imposition of liability on the Seller and/or any such Affiliate, (B) upon the receipt of notice of a filing of a report or notice of a Reportable Event from any of the foregoing entities or a Multiemployer Plan that could result in the imposition of liability on the Seller and/or any such Affiliate, (C) upon the withdrawal by either the Seller or any ERISA Affiliate from a Multiemployer Plan in either a complete withdrawal or a partial withdrawal that results in or is reasonably likely to result in the imposition of a liability with respect to the Seller and/or any such Affiliate, or (D) upon the claim of a Multiemployer Plan against the Seller or any ERISA Affiliate with respect to a failure of Seller or any ERISA Affiliate to make contributions to such Multiemployer Plan.

(c) Conduct of Business. The Seller will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d) Compliance with Laws. The Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(e) Furnishing of Information and Inspection of Receivables. The Seller will furnish to the Administrator, the LC Bank and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator, the LC Bank or such Purchaser Agent may request. The Seller will, (i) at the Seller’s expense, at any time and from time to time during regular business hours with reasonable prior written notice, subject to Section 6.7, permit the Administrator, the LC Bank or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool

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Receivables or other Pool Assets and (B) to visit the offices and properties of the Seller for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at the Seller’s expense, upon reasonable prior written notice from the Administrator, the LC Bank and the Purchaser Agents, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records with respect to the Pool Receivables.

(f) Payments on Receivables, Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or an Originator, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. If a Termination Event occurs at any time prior to the Post-Closing Date, the Seller shall promptly remit (or cause to be promptly remitted) to a Lock-Box Account covered by an effective Lock-Box Agreement or to the Administrator (or as otherwise directed by the Administrator at such time), all payments or other Collections on Pool Receivables received by the Seller or any of its Affiliates (including any such payments or other Collections received in a Lock-Box Account not yet covered by an effective Lock-Box Agreement). The Seller will not permit funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit the Servicer, any Originator or other Person to, commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to and with the prior written consent of the Administrator.

(g) Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof.

(h) Extension or Amendment of Pool Receivables. Except as the Servicer is otherwise permitted in Section 4.2 of this Agreement, the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Seller shall at its expense, timely and fully perform and comply with all material

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provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(i) Change in Business. The Seller will not (i) make any change in the character of its business, which change could impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that would reasonably be expected to materially adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Seller shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(j) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator and the Majority Purchaser Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, (ii) to undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to applicable Law or (iii) to be owned by any Person other than Triumph. The Seller shall provide the Administrator with at least 30 days’ prior written notice before making any change in the Seller’s name or location or making any other change in the Seller’s identity or structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator and the Purchaser Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(k) Change in Payment Instructions to Obligors. The Seller shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator and each Purchaser Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(l) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to) (i) at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and (ii) at its expense, in order to evidence the interests of the Administrator under this Agreement, from time to time

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take such action, or execute and deliver such instruments as may be necessary to maintain and perfect, as a first-priority security interest, the Administrator’s security interest in the Receivables, Related Security and Collections. The Seller shall at its expense, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority security interest. The Administrator’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, except with respect to any Person that ceases to be an Originator, without the prior written consent of the Administrator.

(m) Certain Agreements. The Seller will not amend, modify, waive, revoke or terminate (or permit or cause any change to) any Transaction Document to which it is a party (except in accordance with the terms of such Transaction Document) or any provision of the Seller’s organizational documents which requires the consent of the Independent Director.

(n) Restricted Payments.

(i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock or membership interests, (B) declare or pay any dividend or distribution or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their respective terms, and (B) if no amounts are then outstanding under any Company Note, the Seller may declare and pay dividends or make distributions.

(iii) The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.4(b)(ii) and (iv), 1.4(c) and 1.4(d) of this Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Tangible Net Worth of the Seller would be less than the Required Capital Amount, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Notes, or (iii) form any

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Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations then due and payable to the Purchasers, the Purchaser Agents and the Administrator under this Agreement and under the Purchaser Group Fee Letters), (ii) the payment of accrued and unpaid interest on the Company Note and (iii) other legal and valid limited liability company purposes.

(q) Tangible Net Worth. The Seller will not permit its Tangible Net Worth, at any time, to be less than the Required Capital Amount.

(r) Bankruptcy Opinion. The Seller shall comply with all covenants and obligations assumed to be complied with by it in the Bankruptcy Opinion as if such covenants and obligations were set forth herein.

(s) Sanctions and other Anti-Terrorism Laws. The Seller hereby covenants and agrees that no Covered Entity nor its Subsidiaries will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Purchases to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Capital or other obligations of the Seller with Embargoed Property or funds derived from any unlawful activity; (d) permit any Pool Asset to become Embargoed Property; or (e) cause any Purchaser, any Purchaser Agent, the LC Bank or the Administrator to violate any Anti-Terrorism Law.

(t) Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.

(u) Taxes. The Seller shall file all income and material tax returns and will pay any and all taxes shown on such tax returns, other than any taxes that the Seller is contesting in good faith and for which adequate reserves have been taken.

(v) Anti-Corruption Laws. The Seller hereby covenants and agrees that the Seller will not, directly or indirectly, use the Purchases or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

2. Covenants of the Servicer. At all times from the date hereof until the Final Payout Date:

(a) Reporting. The Servicer shall furnish to the Administrator and each Purchaser Agent:

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(i) Compliance Certificates. So long as Triumph is the Servicer, together with the financial information required to be delivered to the Administrator and each Purchaser Agent pursuant to Section 7(g) of the Performance Guaranty, if any, a compliance certificate in the form of Annex F attached hereto signed by its chief executive officer, president or chief financial officer solely in their capacities as officers of the Servicer stating, among other things, that no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof.

(ii) Information Packages. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed calendar month.

(iii) Weekly Reports. If the Administrator, in its sole discretion, has notified the Seller or the Servicer in writing that Weekly Reports will be required (i) prior to the Permitted Change in Control Effective Date, after the occurrence and during the continuance of a Ratings Trigger Event or (ii) on or after the Permitted Change in Control Effective Date, after the occurrence and during the continuance of any Leverage Event, in either case, as soon as available and in any event not later than five Business Days after the last day of each calendar week, a Weekly Report as of the most recently completed calendar week; provided, however, that Weekly Reports shall not be required until five (5) Business Days have elapsed since the Administrator delivered such notice; provided, further, that the Administrator may revoke any such notice at any time in its sole discretion by written notice to the Seller and the Servicer, and upon such revocation, Weekly Reports will no longer be required unless otherwise specified by the Administrator pursuant to the preceding proviso.

(iv) [Reserved].

(v) Other Information. Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request.

(b) Notices. The Servicer will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events or Unmatured Termination Events. The occurrence of any Termination Event or Unmatured Termination Event together with a statement of the chief financial officer or chief accounting officer of the Servicer setting forth details of such Termination Event or such Unmatured Termination Event and any action which the Servicer proposes to take with respect thereto.

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(ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or deemed made) in any material respect with respect to the Pool Receivables.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could have a Material Adverse Effect with respect to the Servicer.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer, Triumph, an Originator or the Administrator.

(v) ERISA and Other Claims. (A) Upon the occurrence of a Reportable Event, such that the Servicer or any ERISA Affiliate is required to file a report or notice with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, that could result in the imposition of liability on the Servicer and/or any such Affiliate, (B) upon the receipt of notice of a filing of a report or notice of a Reportable Event from any of the foregoing entities or a Multiemployer Plan that could result in the imposition of liability on the Servicer and/or any such Affiliate, (C) upon the withdrawal by either the Servicer or any ERISA Affiliate from a Multiemployer Plan in either a complete withdrawal or a partial withdrawal that results in or is reasonably likely to result in the imposition of a liability with respect to the Servicer and/or any such Affiliate, or (D) upon the claim of a Multiemployer Plan against the Servicer or any ERISA Affiliate with respect to a failure of Servicer or any ERISA Affiliate to make contributions to such Multiemployer Plan.

(c) Conduct of Business. The Servicer will (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and (ii) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d) Compliance with Laws. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator or such Purchaser Agent may reasonably request. The Servicer will, at the Servicer’s expense, at any time and from time to time during regular business hours with prior written notice (i) permit the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Servicer for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance

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hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent certified public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon reasonable prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator and the Purchaser Agents to conduct, a review of its books and records with respect to the Pool Receivables.

(f) Payments on Receivables, Accounts. The Servicer will at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Servicer, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. If a Termination Event occurs at any time prior to the Post-Closing Date, the Servicer shall promptly remit (or cause to be promptly remitted) to a Lock-Box Account covered by an effective Lock-Box Agreement or to the Administrator (or as otherwise directed by the Administrator at such time), all payments or other Collections on Pool Receivables received by the Servicer or any of its Affiliates (including any such payments or other Collections received in a Lock-Box Account not yet covered by an effective Lock-Box Agreement). The Servicer will not permit funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will promptly identify such funds for segregation. The Servicer will not commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Servicer shall only add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to and with the prior written consent of the Administrator.

(g) Extension or Amendment of Pool Receivables. Except as the Servicer is otherwise permitted in Section 4.2 of this Agreement, the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Servicer shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h) Change in Business. The Servicer will not (i) make any change in the character of its business, which change could impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that would reasonably be expected to materially adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Servicer shall not make any written change

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in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j) Change in Payment Instructions to Obligors. The Servicer shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator and each Purchaser Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(k) Ownership Interest, Etc. The Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first-priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent, may reasonably request.

(l) Bankruptcy Opinion. The Servicer shall comply with all covenants and obligations assumed to be complied with by it in the Bankruptcy Opinion as if such covenants and obligations were set forth herein.

(m) [Reserved].

(n) [Reserved].

(o) Sanctions and other Anti-Terrorism Laws. The Servicer hereby covenants and agrees that no Covered Entity nor its Subsidiaries will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Capital or any other obligations of the Seller with Embargoed Property or funds derived from any unlawful activity; (d) permit any Pool Asset to become Embargoed Property; or (e) cause any Purchaser, any Purchaser Agent, the LC Bank or the Administrator to violate any Anti-Terrorism Law.

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(p) Taxes. The Servicer will file all income and material tax returns and will pay any and all taxes shown on such tax returns, other than any taxes that the Servicer is contesting in good faith and for which adequate reserves have been taken.

(q) Anti-Corruption Laws. The Servicer hereby covenants and agrees that the Servicer will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Purchases or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

3. Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers, the Purchaser Agents and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from the Performance Guarantors, the Originators and their respective Affiliates. Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrator or any Purchaser Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of any Performance Guarantor, any Originator, the Servicer and any other Person, and is not a division of any Performance Guarantor, any Originator, the Servicer or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a) The Seller will be a limited liability company whose primary activities are restricted in its operating agreement to: (i) purchasing or otherwise acquiring from the Originators or Triumph, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability (including, without limitation, any assumption or guaranty of any obligation of any Performance Guarantor, any Originator, the Servicer or any Affiliate thereof), other than as expressly permitted by the Transaction Documents;

(c) Not less than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person (A) who is not at the time of initial appointment and has not been at any time during the five (5) years preceding such appointment: (1) an equityholder, director, officer, employee, member, manager (other than an independent manager), attorney or partner of Triumph, Seller, Servicer or any of their Affiliates; (2) a customer of, supplier to or other person who derives more than 1% of its purchases or revenues from its activities with Triumph, Seller, Servicer or any of their Affiliates; (3) a person or other entity controlling, controlled by or under common control with any such equity holder, partner, member, manager, customer, supplier or other person; or (4) a member of the immediate family of any such equity holder, director, officer, employee, member, manager, partner, customer, supplier or other person and (B) who has (1) prior experience as an independent director for a corporation or an independent director or independent manager of a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such

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corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. Under this clause (c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. The operating agreement of the Seller shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (B) such provision cannot be amended without the prior written consent of the Independent Director;

(d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, any Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates;

(e) The Seller shall conduct its affairs in accordance with its organizational documents and observe all necessary, appropriate and customary limited liability company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all limited liability company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(f) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as any Performance Guarantor, the Servicer or any Originator (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(g) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with any Performance Guarantor, the Servicer or any Originator (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Triumph, in its capacity as Servicer, shall pay all expenses relating to the

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preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(h) The Seller’s operating expenses will not be paid by Triumph, the Servicer or any Originator or any Affiliate thereof;

(i) The Seller will have its own separate stationery;

(j) The Seller’s books and records will be maintained separately from those of each Performance Guarantor, the Servicer, each Originator and any other Affiliate thereof and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of Seller;

(k) All financial statements of any Performance Guarantor, the Servicer or any Originator or any Affiliate thereof that are consolidated to include Seller will disclose that (i) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (ii) the assets of the Seller are not available to pay creditors of the Performance Guarantors, the Servicer or the Originators or any other Affiliates of the Performance Guarantors, the Servicer or the Originators;

(l) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Performance Guarantors, the Servicer, the Originators or any Affiliates thereof;

(m) The Seller will observe limited liability company formalities in its dealings with the Performance Guarantors, the Servicer, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Performance Guarantors, the Servicer, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Triumph or any Affiliate thereof (other than Triumph in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Performance Guarantors, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(n) The Seller will maintain arm’s-length relationships with the Performance Guarantors, the Servicer, the Originators (and any Affiliates thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor any Performance Guarantor, the Servicer or any Originator, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Performance Guarantors, the Servicer and the Originators will promptly correct any known misrepresentation with respect to the foregoing,

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and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(o) The Seller shall have a separate area from each Performance Guarantor, the Servicer and each Originator for its business (which may be located at the same address as such entities) and to the extent that any other such entity has offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses; and

(p) To the extent not already covered in paragraphs (a) through (o) above, Seller shall comply and/or act in accordance with the provisions of Section 6.4 of the Sale Agreement.

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EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, any Performance Guarantor, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document, except as otherwise provided herein, such failure shall, solely to the extent capable of cure, continue for 15 days after the earlier of any such Person’s knowledge or notice thereof or (ii) the Seller, any Performance Guarantor, any Originator or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall remain unremedied for two Business Days after the earlier of any such Person’s knowledge or notice thereof;

(b) any representation or warranty made or deemed made by the Seller, any Performance Guarantor, any Originator or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Seller, the Servicer, any Performance Guarantor or any Originator pursuant to this Agreement or any other Transaction Document, shall fail to have been true or correct in any material respect when made or deemed made or delivered and shall remain incorrect or untrue for 10 days after knowledge or notice thereof (if the representation or warranty is of a type that is capable of being cured);

(c) the Seller or the Servicer shall fail to deliver any Information Package or Weekly Report when due pursuant to this Agreement, and such failure shall remain unremedied for two Business Days after the earlier of such Person’s knowledge or notice thereof;

(d) this Agreement or any Purchase or reinvestment pursuant to this Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first-priority perfected undivided percentage ownership or security interest in favor of the Administrator (for the benefit of the Purchasers) in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets in favor of the Administrator (for the benefit of the Purchasers), or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first-priority perfected security interest, free and clear of any Adverse Claim;

(e) the Seller, any Performance Guarantor, the Servicer or any Originator shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, any Performance Guarantor, the Servicer or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding

V-1

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instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, any Performance Guarantor, the Servicer or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(f) (i) the (A) Default Ratio shall exceed 4.0% or (B) Delinquency Ratio shall exceed 17.5%, (ii) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 3.0%, (B) the Delinquency Ratio shall exceed 15.0%, or (C) the Dilution Ratio shall exceed 4.5% or (iii) Days’ Sales Outstanding exceeds 65 days;

(g) a Change in Control shall occur;

(h) the Purchased Interest shall exceed 100% for two consecutive Business Days;

(i) (A) a default or event of default shall occur at any time under the terms of any other agreement involving Material Indebtedness, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any such Material Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any such Material Indebtedness (and such right shall not have been waived) or the termination of any commitment to lend thereunder, or (B) without limiting the foregoing, there occurs and is continuing any event of default giving rise to a right of acceleration or termination under (x) any Existing Debt (so long as such Existing Debt is outstanding) or (y) any Replacement Debt Document;

(j) the occurrence of any event that results in or is reasonably likely to result in either the Internal Revenue Service or the Pension Benefit Guaranty Corporation filing one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, any Performance Guarantor, any Originator or any ERISA Affiliate;

(k) a Purchase and Sale Termination Event shall have occurred;

(l) any Performance Guarantor shall fail to perform in any material respect any of its obligations under the Performance Guaranty;

(m) any Letter of Credit is drawn upon and is not fully reimbursed in accordance with Section 1.17 of this Agreement; and

(n) any of any Performance Guarantor, the Servicer, the Seller or any Originator shall be or become a Sanctioned Person or the Seller or the Servicer (as the case may be) shall breach Section 1(o), 1(q), 2(i) or 2(j) of Exhibit III or Section 1(s) or 2(o) of Exhibit IV.

782009308 25792734	V-2

SCHEDULE I
CREDIT AND COLLECTION POLICY

(attached)

Schedule I-1

782009308 25792734

SCHEDULE II
LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

Bank Accounts

Financial Institutions	Account Numbers
PNC Bank, National Association	1008436997 1017284745 1014305328 1006153766 1017288463 1002431685 1008997858 1017305032 1017294353 1019839855 1028984093 1028919507 1029046605

Schedule II-1

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Post Office Boxes

Address	Location
676035 642454 643389 643247 642117 642807 643440 640739 642804 643577 643466 640941 644536 645395 645025 645259

Dallas, TX 75267-6035
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264
Pittsburgh, PA 15264

Pittsburgh, PA 15264

782009308 25792734	Schedule II-2

SCHEDULE III
ACTIONS/SUITS

None.

Schedule III-1

782009308 25792734

SCHEDULE IV
[RESERVED]

Schedule IV-1

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SCHEDULE V
SUBJECT FILINGS

(attached)

Schedule V-1

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SCHEDULE VI

COMMITMENTS

Related Committed Purchaser Commitment

MUFG $75,000,000

Schedule VI-1

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ANNEX A

FORM OF INFORMATION PACKAGE

(attached)

Annex A-1

782009308 25792734

ANNEX B-1

FORM OF PURCHASE NOTICE

(attached)

Annex B-1

782009308 25792734

ANNEX B-2

FORM OF ISSUANCE NOTICE

(attached)

782009308 25792734	Annex B-2

ANNEX C

FORM OF ASSUMPTION AGREEMENT

(attached)

Annex C-1

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ANNEX D

FORM OF TRANSFER SUPPLEMENT

(attached)

Annex D-1

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ANNEX E

FORM OF PAYDOWN NOTICE

(attached)

Annex E-1

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ANNEX F

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:________________

To: MUFG Bank, Ltd., as Administrator

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of June 30, 2025 (as amended, modified, restated or supplemented from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), by and among Triumph Receivables, LLC, a Delaware limited liability company, as Seller, Triumph Group, Inc. (individually, “Triumph”), a Delaware corporation, as initial Servicer, the various Purchasers, LC Participants and Purchaser Agents from time to time party thereto, and MUFG Bank, Ltd., as Administrator and LC Bank.

The undersigned [chief accounting officer, chief financial officer or treasurer] hereby certifies as of the date hereof that he/she is the [chief accounting officer, chief financial officer or treasurer] of Triumph, and that, as such, he/she is authorized to execute and deliver this certificate to the Administrator on the behalf of Triumph, and that:

1. Attached hereto is the year-end audited financial statement or quarter-end unaudited financial statement, as applicable, required by Section 2(a)(i) of Exhibit IV of the Agreement for the fiscal year of [Triumph or Parent, as applicable,] ended as of the above date.

2. Attached hereto sets forth a calculation in reasonable detail of the Senior Secured First Lien Net Leverage Ratio for the fiscal quarter of Triumph ended as of the above date.

[select one:]

[3. To the best knowledge of the undersigned, as of the date hereof no Termination Event or Unmatured Termination Event has occurred and is continuing.]

[3. The following is a list of each Termination Event or Unmatured Termination Event and its nature and status:]

[The remainder of this page is intentionally left blank.]

Annex F-1

782009308 25792734

IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________________, _______.

TRIUMPH GROUP, INC.

By:

Name:

Title:

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ANNEX G

FORM OF WEEKLY REPORT

(attached)

Annex G-1

782009308 25792734

ANNEX H

FORM OF LETTER OF CREDIT APPLICATION

(attached)

Annex H-1

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ANNEX I

CLOSING MEMORANDUM

(attached)

Annex I-1

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ANNEX J

SENIOR SECURED FIRST LIEN NET LEVERAGE RATIO

“Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the most recently ended Test Period as of such date.

“Additional Borrower” shall mean any direct or indirect Wholly Owned Subsidiary of Holdings incorporated or organized in any Covered Jurisdiction or the United States (including any state or subdivision thereof) that is added as a Borrower pursuant to Section 2.24.

“Agreement” means the CREDIT AGREEMENT, dated on or about July 1, 2025, among TITAN BW MIDCO L.P., a Delaware limited partnership (“Initial Holdings”), TITAN BW BORROWER L.P., a Delaware limited partnership (the “Initial Borrower”), the Lenders and Issuing Banks party thereto and APOLLO ADMINISTRATIVE AGENCY LLC, as Administrative Agent and Collateral Agent.

“Borrower” means (a) the Revolving Facility Borrowers and (b) the Term Facility Borrowers. As the context requires, the term “Borrower” herein shall refer to the Borrowers collectively or to the applicable Borrower as of such time and shall mean the Principal Borrower unless the context requires otherwise.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the ASU shall continue to be accounted for as operating leases for purposes

Annex J-1

782009308 25792734

of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, further, that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the ASU shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations. For the avoidance of doubt, all assets constituting the APS Business or the SEC Business shall constitute Collateral.

“Consolidated Senior Secured First Lien Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and the Loan Parties outstanding on such date that is not subordinated in right of payment to the Loan Document Obligations and that is secured by a Lien on the Collateral on an equal priority basis with Liens on the Collateral securing the Loan Document Obligations (for the avoidance of doubt, excluding any Capitalized Lease Obligations), determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) and, in all such cases, consisting only of such Indebtedness for borrowed money, drawn obligations under standby letters of credit that have not been reimbursed after two (2) Business Days after becoming due and payable and debt obligations evidenced by promissory notes or similar instruments, but excluding any obligations under or in respect of (A) Receivables Facilities and (B) any derivative transaction or any other Hedging Obligation, and excluding outstanding Revolving Loans used to finance working capital needs of the Borrower and its Subsidiaries (as reasonably determined by the Borrower in its reasonable discretion), minus the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all liens, other than Liens permitted under Section 6.02), excluding cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date, but including, notwithstanding the foregoing, cash and Cash Equivalents so restricted by virtue of being subject to any Permitted Lien or to any Lien permitted under Section 6.02 that secures the Secured Obligations (which Lien may also secure other Indebtedness secured on a pari passu basis with, or a junior lien basis to, the Secured Obligations).

782009308 25792734	Annex J-2

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if (x) the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), or (y) the Borrower notifies the Administrative Agent that it elects to disregard any change in GAAP after the Effective Date in calculating its financial baskets, thresholds and ratios hereunder, regardless of whether any such notice described in clause (x) or (y) above, as applicable, is given before or after such change in GAAP or in the application thereof, then (in the case of clauses (x) and (y)), such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective, or such change in GAAP shall be disregarded in calculating the Borrower’s financial baskets, thresholds and ratios hereunder, as applicable, in each case until such notice shall have been withdrawn or (solely in the case of clause (x)) such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Agreement.

“Holdings” means Titan BW Midco L.P., a Delaware limited partnership.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

782009308 25792734	Annex J-3

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor and (ii) any earn-out or holdback obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of Receivables Facilities, (c) Indebtedness of any parent of the Borrower appearing on the balance sheet of the Borrower, or solely by reason of push down accounting under GAAP, (d) intercompany liabilities arising from their cash management, tax, and accounting operations, (e) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (f) deferred obligations under the Sponsor Management Agreements, (g) accrued obligations in the ordinary course of business, (h) royalty payments made in the ordinary course of business, (i) any accruals for payroll and other non-interest bearing liabilities in the ordinary course of business, (j) deferred rent obligations, taxes and compensation, (k) customary payables with respect to money orders or wire transfers, (l) customary obligations under employment agreements and (m) leases that would not be classified as Capitalized Lease Obligations.

“Intermediate Parent” means any wholly-owned Subsidiary of Holdings that is organized under the laws of the United States, any state thereof or the District of Columbia and of which the Principal Borrower is a subsidiary.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature

782009308 25792734	Annex J-4

whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” means the Agreement, the Fee Letter, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, any Customary Intercreditor Agreement and, except for purposes of Section 9.02, any Note delivered pursuant to Section 2.08(c).

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of the Loans and LC Disbursements, and all accrued and unpaid interest thereon at the applicable rate or rates provided in the Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to the Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” means Holdings, any Intermediate Parent, the Principal Borrower, each Additional Borrower (if any) and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to the Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Principal Borrower” means, initially, the Initial Borrower, or, if there are Additional Borrowers, the Borrower entity who owns, directly or indirectly, the Equity Interests of the other Borrowers at such time.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of the Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during

782009308 25792734	Annex J-5

the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of its Subsidiaries and (z) reasonably expected to occur or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Receivables Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with receivables or securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Subsidiary” means any Subsidiary of the Principal Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to (i) assignments

782009308 25792734	Annex J-6

by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Revolving Commitment Increase, (iv) a Loan Modification Agreement or (v) an Additional/Replacement Revolving Commitment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption, Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $250,000,000.

“Revolving Facility” means at any time, the aggregate amount of Revolving Commitments at such time.

“Revolving Facility Borrower” means each Borrower with respect to the Revolving Facility, including, if applicable, any Additional Borrower that is added as a Borrower pursuant to Section 2.24 with respect to the Revolving Facility. As of the Effective Date, only the Revolving Facility Borrower is the Principal Borrower.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Secured Obligations” means (i) the Loan Document Obligations, (ii) the Secured Cash Management Obligations, (iii) the Secured Specified Letter of Credit Obligations and (iv) the Secured Swap Obligations (excluding with respect to any Guarantor, Excluded Swap Obligations of such Guarantor).

“Subsidiary Loan Party” means each Subsidiary of the Principal Borrower that is a party to the Guarantee Agreement.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from

782009308 25792734	Annex J-7

time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Incremental Facility Amendment in respect of any Term Loans or (iv) a Loan Modification Agreement. The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment, as the case may be. As of the Effective Date, the total Term Commitment (including, for the avoidance of doubt, any Effective Date Delayed Draw Term Commitments) is $1,600,000,000.

“Term Facility” means at any time, the aggregate amount of Term Commitments and the Term Loans at such time.

“Term Facility Borrower” means each Borrower with respect to the Term Facility, including, if applicable, any Additional Borrower that is added as a Borrower pursuant to Section 2.24 with respect to the Term Facility. As of the Effective Date, only the Term Facility Borrower is the Principal Borrower.

“Term Loans” means Initial Term Loans (including the Effective Date Delayed Draw Term Loans), Other Term Loans, New Delayed Draw Term Loans and Incremental Term Loans, as the context requires.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

“Transactions” means (a) the Financing Transactions, (b) the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the Equity Contributions, (d) (i) the Refinancing and (ii) the refinancing or repayment of any other existing third party indebtedness for borrowed money of the Company on or about the Effective Date and (e) the payment of the Transaction Costs.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Unless otherwise indicated in this Annex J, capitalized terms used and not otherwise defined in this Annex J are defined in the Agreement. Any references to Sections in this Annex J are to Sections in the Agreement.

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ANNEX K

FORM OF REPLACEMENT PERFORMANCE GUARANTY

(attached)

Annex K-1

782009308 25792734